Filed Pursuant to Rule 424(b)(2)
Registration No. 333-186979

SUBJECT TO COMPLETION
PRELIMINARY PROSPECTUS SUPPLEMENT DATED FEBRUARY 24, 2015
Prospectus Supplement
(To Prospectus dated March 1, 2013)
$

Eli Lilly and Company
$ % Notes Due 2018
Interest payable on and
$ % Notes Due 2025
Interest payable on and
$ % Notes Due 2045
Interest payable on and

The % notes will mature on , 2018. The % notes will mature on , 2025. The % notes will mature on , 2045. However, we may redeem some or all of the notes at any time at the prices described under the heading “Description of the Notes - Optional Redemption.”
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or determined that this prospectus supplement or the accompanying prospectus is accurate or complete. Any representation to the contrary is a criminal offense.
Investing in the notes involves risks. See the section entitled “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014.

	Price to Public(1)	Underwriting Discounts	Proceeds to Us (Before Expenses)(1)
Per % Note	%	%	%
Total	$	$	$
Per % Note	%	%	%
Total	$	$	$
Per % Note	%	%	%
Total	$	$	$
-------
(1) Plus accrued interest from , 2015, if any, if settlement occurs after such date.

The notes are not and will not be listed on any securities exchange.
The underwriters expect to deliver the notes to investors through the book-entry delivery system of The Depository Trust Company (“DTC”) for the accounts of its participants, including Clearstream Banking, société anonyme (“Clearstream”), and the Euroclear System (“Euroclear”), on or about , 2015, against payment in immediately available funds.
____________
Joint Book-Running Managers

Deutsche Bank Securities	Goldman, Sachs & Co.	Morgan Stanley	BofA Merrill Lynch
___________

February , 2015

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus and any permitted free writing prospectuses we have authorized for use with respect to this offering. We have not, and the underwriters have not, authorized anyone to provide you with different or additional information and, accordingly, you should not rely on any such information if it is provided to you. We are not, and the underwriters are not, making an offer to sell, or the solicitation of an offer to buy, any of these securities in any jurisdiction where an offer or sale is not permitted. You should not assume that the information contained in this prospectus supplement, the accompanying prospectus or any permitted free writing prospectus is accurate as of any date other than the date on the front cover of this prospectus supplement or the accompanying prospectus or the date of any such permitted free writing prospectus, as the case may be, or that the information incorporated by reference herein or therein is accurate as of any date other than the date of the relevant report or other document in which such information is contained.

21

ABOUT THIS PROSPECTUS SUPPLEMENT
This document is in two parts. The first is this prospectus supplement, which describes the specific terms of this offering, the notes and matters relating to us. The second part, the accompanying prospectus, provides a more general description of the terms and conditions of the various debt securities we may offer under our registration statement, some of which does not apply to this offering or the notes.
In various places in this prospectus supplement and the accompanying prospectus, we refer you to sections of other documents for additional information by indicating the caption heading of the other sections. All cross-references in this prospectus supplement are to captions contained in this prospectus supplement and not in the accompanying prospectus, unless otherwise indicated.
This prospectus supplement, or the information incorporated by reference in this prospectus supplement, may add, update or change information in the accompanying prospectus. If information in this prospectus supplement, or the information incorporated by reference from a report or other document filed with the Securities and Exchange Commission (the “SEC”) after the date of the accompanying prospectus, is inconsistent with the accompanying prospectus, this prospectus supplement, or such information incorporated by reference, will supersede that information in the accompanying prospectus.
It is important for you to read and consider carefully all information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any permitted free writing prospectuses we have authorized for use with respect to this offering prior to making a decision to invest in the notes. See “Where You Can Find More Information” in the accompanying prospectus.
Unless otherwise indicated, all references in this prospectus supplement to “we,” “us,” “our” and “Eli Lilly” refer to Eli Lilly and Company and its consolidated subsidiaries.
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the information incorporated by reference herein and therein include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and are subject to the safe harbor created thereby under the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all statements that do not relate solely to historical or current facts, and can generally be identified by the use of words such as “may,” “believe,” “will,” “expect,” “project,” “estimate,” “intend,” “anticipate,” “plan,” “continue” or similar expressions.
Forward-looking statements inherently involve many risks and uncertainties that could cause actual results to differ materially from those projected in these statements. Where, in any forward-looking statement, we express an expectation or belief as to future results or events, it is based on management’s current plans and expectations, expressed in good faith and believed to have a reasonable basis. However, we can give no assurance that any such expectation or belief will result or will be achieved or accomplished. The following include some but not all of the factors that could cause actual results or events to differ materially from those anticipated:

•	the timing of anticipated regulatory approvals and launches of new products;

•	market uptake of recently launched products;

•	competitive developments affecting current products;

•	the expiration of intellectual property protection for certain of our products;

•	our ability to protect and enforce patents and other intellectual property;

•	the impact of governmental actions regarding pricing, importation, and reimbursement for pharmaceuticals, including U.S. health care reform;

•	regulatory compliance problems or government investigations;

•	regulatory actions regarding currently marketed products;

•	unexpected safety or efficacy concerns associated with our products;

•	issues with product supply stemming from manufacturing difficulties or disruptions;

•	regulatory changes or other developments;

•	changes in patent law or regulations related to data-package exclusivity;

•	litigation involving current or future products as we are self-insured;

•	unauthorized disclosure or misappropriation of trade secrets or other confidential data stored in our information systems and networks;

•	changes in tax law;

•	changes in inflation, interest rates, and foreign currency exchange rates;

•	asset impairments and restructuring charges;

•	changes in accounting standards promulgated by the Financial Accounting Standards Board and the
SEC;

•	acquisitions and business development transactions; and

•	the impact of global macroeconomic conditions.

Investors should not place undue reliance on forward-looking statements. You should carefully read the factors described in the risk factors and other cautionary statements in our Annual Report on Form 10-K and our other filings with the SEC, which are incorporated by reference into this prospectus supplement and the accompanying prospectus, for a description of certain risks that could, among other things, cause our actual results to differ from these forward-looking statements. All forward-looking statements speak only as of the date of this prospectus supplement and are expressly qualified in their entirety by the risk factors and other cautionary statements in our Annual Report on Form 10-K and our other filings with the SEC. Except as is required by law, we expressly disclaim any obligation to publicly release any revisions to forward-looking statements to reflect events after the date of this prospectus supplement.

OUR COMPANY
We were incorporated in 1901 in Indiana to succeed to the drug manufacturing business founded in Indianapolis, Indiana, in 1876 by Colonel Eli Lilly. We discover, develop, manufacture and sell products in two business segments - human pharmaceutical products and animal health. We manufacture and distribute our products through owned or leased facilities in the United States, Puerto Rico and 11 other countries. Our products are sold in approximately 120 countries.
Most of the products we sell today were discovered or developed by our own scientists and our success depends to a great extent on our ability to continue to discover and develop innovative new pharmaceutical products. We direct our research efforts primarily toward the search for products to prevent and treat human diseases. We also conduct research to find products to treat diseases in animals and to increase the efficiency of animal food production.
Our corporate offices are located at Lilly Corporate Center, Indianapolis, Indiana 46285, our telephone number is (317) 276-2000 and our website is www.lilly.com. The information contained in, or that can be accessed through, our website is not a part of, or incorporated by reference in, this prospectus supplement or the accompanying prospectus.
USE OF PROCEEDS
We expect to use the net proceeds from the sale of the notes (estimated at $ before estimated expenses of this offering) to repay commercial paper issued in connection with our acquisition of the animal health business of Novartis AG on January 1, 2015 and the remainder, if any, for general corporate purposes. As of February 23, 2015, the weighted average interest rate of our commercial paper borrowings was 0.197% per annum and the weighted average maturity was approximately 21 days. Prior to such repayment, we may temporarily invest the net proceeds in marketable securities and short-term investments.
RATIO OF EARNINGS TO FIXED CHARGES
Our ratio of earnings to fixed charges for each of the periods indicated is as follows:

	Year Ended December 31,
	2014	2013	2012	2011	2010
Ratio of Earnings to Fixed Charges(1)	16.8	32.8	28.1	26.1	31.7

(1)
Interest is based upon interest expense reported as such in the consolidated statements of operations and does not include any interest related to unrecognized tax benefits, which is included in income tax expense.

DESCRIPTION OF THE NOTES
The following summary describes certain terms of the % notes due 2018 (the “ % notes”), the % notes due 2025 (the “ % notes”) and the % notes due 2045 (the “ % notes” and, collectively with the % notes and the % notes, the “notes”), respectively, and supplements, and to the extent inconsistent replaces, the description of the general terms of the debt securities included in the accompanying prospectus. Each series of notes will be a single series of debt securities under an indenture, dated as of February 1, 1991 (the “indenture”), between us and Deutsche Bank Trust Company Americas (as successor to Citibank, N.A.), as trustee. The following summary of the notes does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the actual provisions of the notes and the indenture. As used in this section, unless otherwise indicated, all references to “we,” “us,” “our” and “Eli Lilly” refer only to Eli Lilly and Company and not to any of our subsidiaries.
General
The notes will be our unsecured and unsubordinated obligations and will rank equally with all of our other unsecured and unsubordinated indebtedness. The notes will be issued in fully registered form only, in denominations of $2,000 and integral multiples of $1,000 in excess of that amount.
The % notes will be limited to $ aggregate principal amount and, except as contemplated below under “- Optional Redemption,” will mature on , 2018. The % notes will be limited to $ aggregate principal amount and, except as contemplated below under “- Optional Redemption,” will mature on , 2025. The % notes will be limited to $ aggregate principal amount and, except as contemplated below under “- Optional Redemption,” will mature on , 2045. However, we may, without the consent of the holders of notes, issue additional debt securities having the same ranking, interest rate, maturity, redemption provisions and other terms as the notes of a particular series. Any additional debt securities having such similar terms, together with the notes of such series, will constitute a single series of debt securities under the indenture.
We will pay interest on the % notes at a rate of % per annum semi-annually in arrears on and of each year, commencing on , 2015, to the persons in whose names such notes are registered at the close of business on or , respectively, as the case may be (whether or not a business day), immediately preceding the relevant interest payment date. We will pay interest on the % notes at a rate of % per annum semi-annually in arrears on and of each year, commencing on , 2015, to the persons in whose names such notes are registered at the close of business on or , respectively, as the case may be (whether or not a business day), immediately preceding the relevant interest payment date. We will pay interest on the % notes at a rate of % per annum semi-annually in arrears on and of each year, commencing on , 2015, to the persons in whose names such notes are registered at the close of business on or , respectively, as the case may be (whether or not a business day), immediately preceding the relevant interest payment date. Interest payments for the notes will include accrued interest from, and including, the date of issue or from, and including, the last date in respect of which interest has been paid or duly provided for, as the case may be, to, but excluding, the interest payment date or the stated maturity date or the date of earlier redemption, as the case may be. Interest will be computed on the basis of a 360-day year of twelve 30-day months.
If any interest payment date falls on a day that is not a business day, we will make the required interest payment on the next business day, and no interest on such payment will accrue for the period from and after such interest payment date. Similarly, if the stated maturity date or the date of earlier redemption, as the case may be (the “maturity date”), of the notes falls on a day that is not a business day, we will make the required payment of principal, premium, if any, and interest, if any, on the next succeeding business day, and no interest on such payment will accrue for the period from and after the maturity date.
As used in this prospectus supplement, “business day” means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close in The City of New York.
Optional Redemption
At our option, we may redeem the notes, in whole or in part, at any time or from time to time as described below.
If we redeem all or any part of the % notes prior to maturity or all or any part of the % notes or the % notes prior to the applicable Par Call Date (as defined below), we will pay a redemption price equal to the greater of:

•	100% of the principal amount of the notes being redeemed on the redemption date; and

•
the sum of the present values of the remaining scheduled payments of principal and interest on the notes being redeemed, with respect to the % notes, that would be due upon maturity of such notes, or with respect to the % notes or the % notes, that would be due if such series of notes matured on the applicable Par Call Date (in either case, not including the amount, if any, of unpaid interest accrued to, but excluding, the redemption date) discounted to the redemption date, on a semi-annual basis (assuming a 360-day

year consisting of twelve 30-day months) at the Treasury Rate (as defined below), plus % (or     basis points) with respect to the % notes, % (or basis points) with respect to the % notes and % (or basis points) with respect to the % notes;
plus, in each case, unpaid interest accrued on such notes to, but excluding, the redemption date. If we redeem all or any part of the % notes or all or any part of the % notes on or after the applicable Par Call Date, we will pay a redemption price equal to 100% of the principal amount of the % notes or the % notes, as applicable, being redeemed plus accrued and unpaid interest thereon.
Notwithstanding the foregoing, installments of interest on notes that are due and payable on an interest payment date falling on or prior to a redemption date will be payable on such interest payment date to the registered holders as of the close of business on the relevant record date.
We will mail notice of any redemption at least 30 days but not more than 60 days before the redemption date to each registered holder of the notes to be redeemed. Once notice of redemption is mailed, the notes called for redemption will become due and payable on the redemption date at the applicable redemption price.
“Treasury Rate” means, with respect to any redemption date for the % notes and any redemption date prior to the applicable Par Call Date for the % notes and the % notes, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of the principal amount of a particular series to be redeemed) equal to the Comparable Treasury Price for such redemption date.
“Comparable Treasury Issue” means, for the notes of a particular series, the United States Treasury security selected by the Reference Treasury Dealer as having a maturity comparable to the remaining term of such notes to be redeemed (assuming for this purpose that the % notes and the % notes matured on the applicable Par Call Date) that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such notes.
“Comparable Treasury Price” means, with respect to any redemption date for the % notes and any redemption date prior to the applicable Par Call Date for the % notes and the % notes, (A) if we obtain five or more Reference Treasury Dealer Quotations for such redemption date and notes of such series to be redeemed, the average of such Reference Treasury Dealer Quotations after excluding the highest and lowest of such Reference Treasury Dealer Quotations, (B) if we obtain fewer than five but more than one Reference Treasury Dealer Quotation(s), the average of such Reference Treasury Dealer Quotations, or (C) if we obtain only one Reference Treasury Dealer Quotation, such Reference Treasury Dealer Quotation.
“Par Call Date” means , for the % notes and , for the % notes.
“Reference Treasury Dealer” means (A) each of Deutsche Bank Securities Inc., Goldman, Sachs & Co. and Morgan Stanley & Co. LLC (or their respective affiliates that are Primary Treasury Dealers), and their respective successors; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in the United States (a “Primary Treasury Dealer”), we will substitute therefor another Primary Treasury Dealer; and (B) any other Primary Treasury Dealer(s) selected by us.
“Reference Treasury Dealer Quotation” means, with respect to each Reference Treasury Dealer and any redemption date for the % notes and any redemption date prior to the applicable Par Call Date for the % notes and the % notes, the average, as determined by us, of the bid and asked prices for the Comparable Treasury Issue for the notes of a particular series to be redeemed (expressed in each case as a percentage of the principal amount of such series) quoted in writing to us by such Reference Treasury Dealer at 5:00 p.m. (New York City time) on the third business day preceding such redemption date.
On and after the redemption date, interest will cease to accrue on the notes or any portion of the notes called for redemption (unless we default in the payment of the redemption price). Before the redemption date, we will deposit with a paying agent (or the trustee) money sufficient to pay the redemption price of the notes of the particular series to be redeemed on that date. If fewer than all of the notes of such series are to be redeemed, the notes to be redeemed shall be selected by lot by DTC, in the case of notes represented by a global security, or by the trustee by a method the trustee deems to be fair and appropriate, in the case of notes that are not represented by a global security.
The notes will not be entitled to the benefit of any mandatory redemption or sinking fund provisions.
Book-Entry Notes
The Depository Trust Company
Except under the limited circumstances described below, all notes will be book-entry notes. This means that the actual purchasers of the notes will not be entitled to have the notes registered in their names and will not be entitled to receive physical delivery of the notes in definitive (paper) form. Instead, upon issuance, each series of notes will be represented by one or more fully registered global notes.
Each global note will be deposited with, or on behalf of, DTC, a securities depositary, and will be registered in the name of Cede & Co., as DTC’s nominee, or such other name as may be requested by an authorized representative of

DTC. No global note representing book-entry notes may be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC. Thus, DTC will be the only owner and sole registered holder of the notes for purposes of the indenture.
The deposit of the global notes with DTC and their registration in the name of DTC’s nominee will not affect beneficial ownership and is performed merely to facilitate subsequent transfers. The book-entry system is used because it eliminates the need for physical movement of securities certificates. The laws of some jurisdictions, however, may require some purchasers to take physical delivery of their notes in definitive form. These laws may impair the ability of holders to transfer book-entry notes.
DTC has advised us that it is a limited purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange. DTC holds securities that its participants deposit with it. DTC also facilitates the settlement among its participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in its participants’ accounts. DTC’s participants include underwriters, including the underwriters in this offering, securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. The rules applicable to DTC and its participants are on file with the SEC. Clearstream and Euroclear, which are discussed in more detail below, are indirect participants in DTC.
Purchasers of notes in the United States may hold interests in the global notes only through DTC, if they are participants in such system. Purchasers may also hold interests indirectly through securities intermediaries - such as banks, brokerage houses and other institutions that maintain securities accounts for customers - that have accounts with DTC or its nominee. Purchasers of notes in Europe can hold interests in the global notes only through Clearstream or through Euroclear, if they are participants in these systems or indirectly through organizations that are participants in these systems.
Because DTC or its nominee will be the only registered holder of the global notes, Clearstream and Euroclear will hold positions through their respective U.S. depositaries, which in turn will hold positions on the books of DTC. For information on how accounts of ownership of notes held through DTC are recorded, please refer to “Description of Debt Securities - Global Securities” in the accompanying prospectus.
None of us, the trustee or any of our or their agents will be liable for the accuracy of, or responsible for maintaining, supervising or reviewing, DTC’s records or any participant’s records relating to book-entry notes. In addition, none of us, the trustee or any of our or their agents will be responsible or liable for payments made on account of the book-entry notes.
In this prospectus supplement, unless and until notes in definitive form are issued to the beneficial owners as described below, all references to “holders” of notes shall mean DTC or its nominee. We, the trustee and any paying agent, transfer agent or registrar may treat DTC or its nominee as the only owner and sole registered holder of the notes for all purposes.
We will make all payments of principal of and premium, if any, and interest on our notes to DTC or its nominee by wire transfer. We will send all required reports and notices solely to DTC or its nominee as long as DTC or its nominee is the sole registered holder of the notes. DTC and its participants are generally required by law to receive and transmit all payments, notices and directions from us and the trustee to the beneficial owners through a chain of intermediaries. Beneficial owners of book-entry notes will not receive written confirmation from DTC of their purchases; however, they are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the participants or indirect participants through which they entered into the transaction.
Similarly, we and the trustee will accept notices and directions solely from DTC or its nominee. Therefore, in order to exercise any rights of a holder of notes under the indenture, each person owning a beneficial interest in the notes must rely on the procedures of DTC and, in some cases, Clearstream or Euroclear. If the beneficial owner is not a participant in the applicable system, then it must rely on the procedures of the participant through which that person owns its interest. DTC has advised us that it will take actions under the indenture only at the direction of its participants, which in turn will act only at the direction of the beneficial owners. Some of these actions, however, may conflict with actions DTC takes at the direction of other participants and beneficial owners.
Notices and other communications by DTC to participants, by participants to indirect participants and by participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to statutory or regulatory requirements as may be in effect from time to time.
Book-entry notes may be more difficult to pledge because of the lack of physical notes. Beneficial owners may experience delays in receiving payments in respect of their notes since such payments will initially be made to DTC and must then be transferred through the chain of intermediaries to each beneficial owner’s account.

Clearstream
Clearstream is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its participating organizations, known as Clearstream participants, and facilitates the clearance and settlement of securities transactions between Clearstream participants through electronic book-entry changes in accounts of Clearstream participants, thus eliminating the need for physical movement of certificates. Clearstream provides to its participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in a number of countries. Clearstream has established an electronic bridge with Euroclear to facilitate settlement of trades between Clearstream and Euroclear.
As a registered bank in Luxembourg, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector (Commission de Surveillance du Secteur Financier). Clearstream participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Clearstream participants may include the underwriters in this offering. Other institutions that maintain a custodial relationship with a Clearstream participant may obtain indirect access to Clearstream. As noted above, Clearstream is an indirect participant in DTC.
Euroclear
Euroclear was created in 1968 to hold securities for its participating organizations, known as Euroclear participants, and to clear and settle transactions between Euroclear participants and participants of certain other securities intermediaries through simultaneous electronic book-entry delivery against payment, thus eliminating the need for physical movement of certificates and the risk from lack of simultaneous transfers of securities and cash. Euroclear provides various other services, including securities lending and borrowing, and interfaces with domestic markets in several countries generally similar to the arrangements for cross-market transfers with DTC described below.
Euroclear is operated by Euroclear Bank S.A./N.V. (the “Euroclear Operator”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator. The Euroclear Operator is a Belgian bank regulated by the Belgian Banking and Finance Commission and the National Bank of Belgium.
Euroclear participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters in this offering. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly. As noted above, Euroclear is an indirect participant in DTC.
Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System and applicable Belgian law (collectively, the “Terms and Conditions”). Specifically, these terms and conditions govern:

•	transfers of securities and cash within Euroclear;

•	withdrawal of securities and cash from Euroclear; and

•	receipts of payments with respect to securities in Euroclear.
All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. Euroclear acts under the Terms and Conditions only on behalf of Euroclear participants and has no record of or relationship with persons holding securities through Euroclear participants.
Global Clearance and Settlement Procedures
Initial settlement for the notes will be made in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way, in accordance with DTC’s rules, and will be settled in immediately available funds using DTC’s same-day funds settlement system. Secondary market trading between Clearstream participants and/or Euroclear participants will occur in the ordinary way, in accordance with the applicable rules and operating procedures of Clearstream and Euroclear, and will be settled using the procedures applicable to conventional eurobonds in immediately available funds.
Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Clearstream or Euroclear participants, on the other, will be effected through DTC, in accordance with DTC’s rules, on behalf of the relevant European international clearing system by the U.S. depositaries. However, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in this system in accordance with its rules and procedures and within its established deadlines, European time. The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its U.S. depositary to take action to effect final settlement on its behalf by delivering or receiving notes in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream participants and Euroclear participants may not deliver instructions directly to DTC.

Because of time-zone differences, credits of notes received in Clearstream or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and will be credited the business day following the DTC settlement date. These credits or any transactions in such notes settled during such processing will be reported to the relevant Euroclear or Clearstream participants on that business day. Cash received in Clearstream or Euroclear as a result of sales of notes by or through a Clearstream participant or a Euroclear participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.
Although we expect that DTC, Clearstream and Euroclear have agreed to the foregoing procedures to facilitate transfers of notes among participants of DTC, Clearstream and Euroclear, these organizations are under no obligation to perform or continue to perform these procedures, and these procedures may be revised or discontinued at any time.
The information in this section concerning DTC and DTC’s book-entry system, as well as information regarding Euroclear and Clearstream, has been obtained from sources that we believe to be reliable, but we take no responsibility for its accuracy or completeness. This information is not intended to serve as a representation, warranty, or contract modification of any kind. We assume no responsibility for the performance by DTC, Euroclear, Clearstream or their respective participants of their respective obligations, including obligations that they have under the rules and procedures that govern their operations.
Payments
We will make all payments of principal of and premium, if any, and interest on book-entry notes to DTC or its nominee. Upon receipt of any such payment, DTC will immediately credit the accounts of its participants on its book-entry registration and transfer system. DTC will credit those accounts in proportion to the participants’ respective beneficial interests in the principal amount of the global note as shown on the records of DTC. Payments by participants to beneficial owners of book-entry notes will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of those participants.
Payments on book-entry notes held beneficially through Clearstream or Euroclear will be credited to their respective participants in accordance with their respective rules and procedures, to the extent received by their respective U.S. depositaries.
Definitive Notes and Paying Agents
Under the circumstances described in the last paragraph under “Description of Debt Securities - Global Securities” of the accompanying prospectus, the beneficial owners will be notified through the chain of intermediaries that definitive notes are available. Beneficial owners of book-entry notes will then be entitled (1) to receive physical delivery of notes in definitive form equal in principal amount to their beneficial interest and (2) to have notes in definitive form registered in their names. The notes in definitive form will be issued in denominations of $2,000 and integral multiples of $1,000 in excess of that amount. Notes in definitive form will be registered in the name or names of the person or persons DTC specifies in a written instruction to the registrar of the notes. DTC may base its written instruction upon directions it receives from its participants. Thereafter, the holders of the notes in definitive form will be recognized as the “holders” of the notes under the indenture. The indenture provides for the replacement of a mutilated, lost, stolen or destroyed definitive note, so long as the applicant furnishes to us and the trustee such securities or indemnity and such evidence of ownership as we and the trustee may require.
In the event that notes in definitive form are issued, the holders of such notes will be able to receive payments of principal of and premium, if any, and interest on their notes at the office of our paying agent maintained in the Borough of Manhattan, The City of New York. Payments due on the maturity date of a note in definitive form may be made only against presentation and surrender of such note to one of our paying agents. We may make payments due on an interest payment date for a note in definitive form by mailing a check to the address of the holder of such note appearing in the register of note holders maintained by the registrar. Our paying agent in the Borough of Manhattan is currently the corporate trust office of Deutsche Bank Trust Company Americas, currently located at 60 Wall Street, 16th Floor, New York, New York 10005.
In the event that notes in definitive form are issued, the holders of such notes will be able to transfer their notes, in whole or in part, by surrendering such notes for registration of transfer at the office of Deutsche Bank Trust Company Americas, duly endorsed by or accompanied by a written instrument of transfer in form satisfactory to us and the registrar. A form of such instrument of transfer will be obtainable at the offices of Deutsche Bank Trust Company Americas. Upon surrender, we will execute, and the trustee will authenticate and deliver, new notes of the same series and like tenor and terms to the designated transferee in the principal amount being transferred, and a new note of the same series and like tenor and terms for any principal amount not being transferred will be issued to the transferor. We will not charge any fee for the registration of transfer or exchange, except that we may require the payment of a sum sufficient to cover any applicable tax or other governmental charge payable in connection with the transfer.

MATERIAL U.S. FEDERAL TAX CONSIDERATIONS

The following is a general discussion of the material U.S. federal income tax consequences of the acquisition, ownership and disposition of notes. This discussion is based on current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations thereunder, and administrative and judicial interpretations thereof, all as in effect on the date hereof and all of which are subject to change, possibly on a retroactive basis.
This discussion applies only to initial holders that purchase notes upon original issuance at the initial offering price and that hold notes as capital assets. This discussion is for general information purposes only and does not address all of the U.S. federal income tax consequences that may be important to particular holders in light of their individual circumstances. Such holders may include banks and other financial institutions, real estate investment trusts, regulated investment companies, partnerships or other pass through entities, insurance companies, tax-exempt entities, dealers in securities, certain former citizens or former long- term residents of the United States, persons holding the notes as part of a hedging or conversion transaction or a straddle or U.S. Holders that have a functional currency other than the U.S. dollar.
As used herein, the term “U.S. Holder” means a beneficial owner of a note that is, for U.S. federal income tax purposes, (1) a citizen or resident of the United States, (2) a corporation (including any entity classified as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States or any State thereof, including the District of Columbia, (3) an estate the income of which is subject to United States federal income taxation regardless of its source or (4) a trust if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust or (ii) the trust has a valid election in effect under applicable Treasury regulations to be treated as a “United States” person. Notwithstanding the preceding sentence, to the extent provided in Treasury regulations, certain trusts which were in existence on August 20, 1996 and were treated as United States persons under the Code and applicable Treasury regulations thereunder prior to such date that elect to continue to be so treated also shall be considered U.S. Holders.
If a partnership (including any entity classified as a partnership for U.S. federal income tax purposes) holds notes, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. Prospective purchasers that are partnerships and partners in such partnerships should consult their own tax advisors.
Prospective purchasers are urged to consult their own tax advisors as to the particular U.S. federal income and other tax consequences to them of the acquisition, ownership and disposition of the notes as well as any tax consequences under state, local and foreign tax laws, and the possible effects of changes in tax laws.
U.S. Federal Income Taxation of U.S. Holders
It is expected and the following discussion assumes that the notes will be issued without original issue discount for U.S. federal income tax purposes. Accordingly, interest on a note generally will be taxable to a U.S. Holder as ordinary income at the time it accrues or is actually or constructively received in accordance with the U.S. Holder’s method of accounting for U.S. federal income tax purposes.
Upon the sale, exchange, redemption, retirement at maturity or other taxable disposition of a note, a U.S. Holder generally will recognize taxable gain or loss equal to the difference between (1) the sum of cash and the fair market value of other property received on such disposition, except to the extent such cash or property is attributable to accrued but unpaid interest not previously included in income, which will be taxable as ordinary interest income, and (2) such U.S. Holder’s adjusted tax basis in the note. A U.S. Holder’s adjusted tax basis in a note generally will equal such U.S. Holder’s initial investment in the note. Such gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if the note were held for more than one year on the date of such sale, exchange, redemption, retirement at maturity or other taxable disposition. Long-term capital gains of noncorporate taxpayers generally are taxed at a lower maximum marginal tax rate than that applicable to ordinary income. The deductibility of capital losses is subject to limitations.
Backup Withholding and Information Reporting
Non-corporate U.S. Holders generally will be required to supply a social security number or other taxpayer identification number along with certain certifications under penalties of perjury in order to avoid backup withholding with respect to interest paid on a note and the proceeds of a sale or other disposition of a note. In addition, such payments generally will be subject to information reporting. The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a credit against such U.S. Holder’s federal income tax liability and may entitle such U.S. Holder to a refund, provided that the required information is timely furnished to the Internal Revenue Service (the “IRS”).
Medicare Tax
An additional 3.8% Medicare tax is imposed on the net investment income of certain individuals, estates and trusts. For these purposes, “net investment income” generally includes interest on and capital gains from the sale or other disposition of securities like the notes, subject to certain exceptions. A U.S. Holder that is an individual, estate or trust is urged to consult its tax advisor regarding the applicability of the Medicare tax to its income and gains in respect of the notes.

U.S. Federal Taxation of Non-U.S. Holders
As used herein, the term “Non-U.S. Holder” means a beneficial owner of a note, other than an entity treated as a partnership for U.S. federal income tax purposes, that is not a U.S. Holder. An individual may, subject to exceptions, be deemed to be a resident alien, as opposed to a non-resident alien, by among other things, being present in the United States (1) on at least 31 days in the calendar year; and (2) for an aggregate of at least 183 days during a three-year period ending in the current calendar year, counting for such purposes all of the days present in the current year, one-third of the days present in the immediately preceding year, and one-sixth of the days present in the second preceding year. Resident aliens are subject to United States federal income tax as if they were United States citizens.
This discussion does not specifically address the tax consequences to Non-U.S. Holders that are or would be subject to U.S. federal income tax on a net basis on income realized with respect to a note because such income is effectively connected with the conduct of a U.S. trade or business by such Non-U.S. Holders. In addition, this discussion does not include any description of the tax laws of any state, local or foreign government that may be applicable to a particular beneficial owner.
General
Payments of interest on notes to a Non-U.S. Holder will not be subject to U.S. federal income or withholding tax, except as described below under “- Backup Withholding and Information Reporting-Foreign Account Tax Compliance Act,” provided that (a) the Non-U.S. Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote within the meaning of section 871(h)(3) of the Code, (b) the Non-U.S. Holder is not a bank receiving interest described in Section 881(c)(3)(A) of the Code, (c) the Non-U.S. Holder is not a “controlled foreign corporation” that is related to us, through stock ownership, and (d) either (i) the Non-U.S. Holder certifies under penalties of perjury on IRS Form W-8BEN, W-8BEN-E or a suitable substitute form that it is not a “U.S. person,” as defined in the Code, and provides its name and address, or (ii) a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business and holds the notes on behalf of the Non-U.S. Holder certifies under penalties of perjury that such a statement has been received from the Non-U.S. Holder or a qualified intermediary and, where required, furnishes a copy thereof. In the case of notes held by a foreign partnership, certifications must be provided by the partners rather than the partnership. If interest paid on the notes is not eligible for the exemption from withholding described earlier in this paragraph, payments of interest made to a Non-U.S. Holder will be subject to 30% United States federal withholding tax unless the Non-U.S. Holder provides the applicable withholding agent with a properly executed IRS Form W-8BEN or W-8BEN-E (or other applicable form) claiming an exemption from or reduction in this withholding tax under an applicable income tax treaty.
A Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax, except as described below under “- Backup Withholding and Information Reporting-Foreign Account Tax Compliance Act,” with respect to gain realized on the sale, exchange, redemption, retirement at maturity or other disposition of a note unless the Non-U.S. Holder is an individual who is present in the United States for a period or periods aggregating 183 or more days in the taxable year of disposition and certain other conditions are met.
Backup Withholding and Information Reporting
Backup withholding will not apply to payments on a note made by us or a paying agent to a Non-U.S. Holder if the certification described above under “- General” is received. Backup withholding generally will not apply if a foreign office of a broker pays the proceeds of the sale of a note. Information reporting will, and backup withholding may, apply, however, to a payment by or through a foreign office of a custodian, nominee, agent or broker that is, for U.S. federal income tax purposes, a U.S. person, a “controlled foreign corporation,” a foreign partnership that at any time during its taxable year is owned by one or more U.S. persons who, in the aggregate, hold more than 50% of the income or capital interest in the partnership, or a foreign person that has certain connections with the United States, unless such custodian, nominee, agent or broker has documentary evidence in its records that the holder is a non-U.S. person and certain other conditions are met, or the holder otherwise establishes an exemption. Copies of the information returns reporting such payments may also be made available to the tax authorities in the country in which the Non-U.S. Holder resides under the provisions of an applicable income tax treaty. Payment by a U.S. office of a custodian, nominee, agent or broker is subject to both backup withholding and information reporting unless the holder certifies under penalties of perjury that it is not a U.S. person and the payor does not have actual knowledge to the contrary or the holder otherwise establishes an exemption. A Non-U.S. Holder may obtain a refund or a credit against such Non-U.S. Holder’s U.S. federal income tax liability of any amounts withheld under the backup withholding rules, provided the required information is timely furnished to the IRS.
Foreign Account Tax Compliance Act
The Foreign Account Tax Compliance Act (“FATCA”) imposes a 30% withholding tax on certain types of payments made to “foreign financial institutions” and certain other non-U.S. entities unless certain due diligence, reporting, withholding, and certification requirements are satisfied or an exemption applies.
As a general matter, FATCA imposes a 30% withholding tax on interest on, and gross proceeds from the sale or other disposition of, notes if paid to a foreign entity unless either (i) the foreign entity is a “foreign financial institution” that undertakes certain due diligence, reporting, withholding, and certification obligations, (ii) the foreign entity is not a “foreign financial institution” and identifies certain of its U.S. investors, or (iii) the foreign entity otherwise is exempt under FATCA.

Different rules than those described above may apply to non-U.S. holders resident in jurisdictions that have entered into inter-governmental agreements with the United States.
Pursuant to the delayed effective dates provided for in the final regulations, the required withholding currently applies to interest on the notes and will apply beginning on January 1, 2017, with respect to gross proceeds from a sale or other disposition of notes.
If withholding is required under FATCA on a payment related to notes, investors that otherwise would not be subject to withholding (or that otherwise would be entitled to a reduced rate of withholding) generally will be required to seek a refund or credit from the IRS to obtain the benefit of such exemption or reduction (provided that such benefit is available). Prospective investors should consult their tax advisors regarding the effect of FATCA in their particular circumstances.

UNDERWRITING
Deutsche Bank Securities Inc., Goldman, Sachs & Co. and Morgan Stanley & Co. LLC are acting as representatives of the underwriters named below.
Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, each underwriter named below has severally agreed to purchase, and we have agreed to sell to that underwriter, the principal amount of the notes of each series set forth opposite such underwriter’s name.

Underwriter	Principal Amount of % Notes	Principal Amount of % Notes	Principal Amount of % Notes
Deutsche Bank Securities Inc. .	$	$	$
Goldman, Sachs & Co. .
Morgan Stanley & Co. LLC
Merrill Lynch, Pierce, Fenner & Smith Incorporated

Total	$	$	$

The underwriting agreement provides that obligations of the underwriters to purchase the notes included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all of the notes if they purchase any of the notes.
The underwriters may offer some of the notes directly to the public at the respective public offering prices set forth on the cover page of this prospectus supplement and some of the notes to dealers at the respective public offering price less a concession not to exceed % of the principal amount, in the case of the % notes, % of the principal amount, in the case of the % notes and % of the principal amount, in the case of the % notes. The underwriters may allow, and dealers may reallow, a concession not to exceed % of the principal amount, in the case of the % notes, % of the principal amount, in the case of the % notes and % of the principal amount, in the case of the % notes, on sales to other dealers. After the initial offering of the notes of a particular series to the public, the representatives may change the related public offering price and concession.
The following table shows the underwriting discounts that we have agreed to pay to the underwriters in connection with this offering.

	As a Percentage of Principal Amount	Dollar Amount
Per % note	%	$
Per % note	%	$
Per % note	%	$
Total		$

In connection with the offering, the representatives, on behalf of the underwriters, may purchase and sell notes in the open market. These transactions may include over-allotment, syndicate covering transactions and stabilizing transactions. Over-allotment involves syndicate sales of notes of a particular series in excess of the principal amount of notes of such series to be purchased by the underwriters in this offering, which creates a syndicate short position. Syndicate covering transactions involve purchases of notes of a particular series in the open market after the distribution of such notes has been completed in order to cover syndicate short positions. Stabilizing transactions consist of certain bids or purchases of notes of a particular series made for the purpose of preventing or retarding a decline in the market price of the notes of such series while this offering is in progress.
The underwriters also may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the representatives, in covering syndicate short positions or making stabilizing purchases, repurchase notes originally sold by that syndicate member.
Any of these activities may have the effect of preventing or retarding a decline in the market price of the notes. They may also cause the price of the notes to be higher than the price that otherwise would exist in the open market in the absence of these transactions. The underwriters may conduct these transactions in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.
We estimate that our expenses for this offering, not including the underwriting discount, will be $ .
The notes are being offered for sale in those jurisdictions in the United States, Europe and elsewhere it is lawful to make such offers and sales.
Each of the underwriters has represented and agreed that it has not and will not offer, sell or deliver any of the notes directly or indirectly, or distribute this prospectus supplement or the prospectus or any other offering material relating to the notes, in or from any jurisdiction except under circumstances that will result in compliance with the applicable laws and regulations thereof and that will not impose any obligations on us except as set forth in the underwriting agreement.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer to the public of notes which are the subject of the offering contemplated by this prospectus in that Relevant Member State except that it may, with effect from and including the Relevant Implementation Date, make an offer of such notes to the public in the Relevant Member State at any time:

(a) to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b) at any time to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of our representatives for any such offer; or

(c) at any time in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of notes referred to in (a) through (c) above shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

For the purposes of this provision, the expression “an offer to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe for the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State, and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

Each underwriter has represented, warranted, and agreed that:

(a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (“FSMA”)) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to us; and

(b) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions. Deutsche Bank Trust Company Americas, the trustee, is an affiliate of one of the underwriters.
In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. Certain of the underwriters or their affiliates that have a lending relationship with us routinely hedge their credit exposure to us consistent with their customary risk management policies.  Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby.  Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.
We have agreed to indemnify the underwriters and their controlling persons against certain liabilities, including liabilities under the Securities Act, or to contribute to payments they may be required to make because of any of those liabilities.

We expect that delivery of the notes offered hereby will be made against payment thereof on or about the closing date specified on the cover page of this prospectus supplement, which will be the seventh business day following the pricing of the notes (this settlement cycle being referred to as “T+7”). SEC Rule 15c6-1 under the Exchange Act generally requires trades in the secondary market to settle in three business days, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade on the day of pricing will be required, by virtue of the fact that the notes initially will settle in T+7, to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisor.
LEGAL MATTERS
The validity of the notes will be passed upon for us by Covington & Burling LLP, Washington, D.C. Davis Polk & Wardwell LLP, New York, New York, will pass on certain legal matters for the underwriters. Covington & Burling LLP and Davis Polk & Wardwell LLP will rely on the opinion of James B. Lootens, our Secretary and Deputy General Counsel, with respect to matters of Indiana law. As of February 23, 2015, Mr. Lootens beneficially owned 29,557 shares of our common stock, and he held options to purchase an additional 4,217 of shares of common stock.
EXPERTS
Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements, included in our Annual Report on Form 10-K for the year ended December 31, 2014, and the effectiveness of our internal control over financial reporting as of December 31, 2014, as set forth in their reports, which are incorporated by reference in this prospectus supplement, the accompanying prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance upon Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION
We file annual, quarterly and periodic reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facility at 100 F Street, N.E., Washington, D.C. 20549.

You may also obtain copies of our SEC filings at prescribed rates by writing to the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facility.
DOCUMENTS INCORPORATED BY REFERENCE INTO THIS PROSPECTUS SUPPLEMENT
The SEC allows us to “incorporate by reference” into this prospectus supplement information which we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus supplement and the accompanying prospectus, and information that we file later with the SEC will automatically update and supersede any inconsistent information in this prospectus supplement and the accompanying prospectus and in our other filings with the SEC.
We incorporate by reference the following documents that we previously filed with the SEC (other than information in such documents that is deemed not to be filed):

•	our annual report on Form 10-K for the year ended December 31, 2014, filed with the SEC on February 19, 2015 and

•	our current report on Form 8-K, filed with the SEC on January 7, 2015 (with respect to our acquisition of the animal health business of Novartis AG).
We also incorporate by reference any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, on or after the date of the filing of the registration statement and until we have sold all of the debt securities to which this prospectus supplement and the accompanying prospectus relate or any particular offering of debt securities is otherwise terminated.
You may obtain a free copy of these filings from us by telephoning or writing to us at the following address and telephone number:
Shareholder Services Department
Eli Lilly and Company
Lilly Corporate Center
Indianapolis, Indiana 46285
Tel.: (317) 276-2000

PROSPECTUS

Eli Lilly and Company

Common Stock
Preferred Stock
Depositary Shares
Debt Securities
Warrants
Stock Purchase Contracts
Stock Purchase Units
You should read this prospectus and the applicable prospectus supplement carefully before you invest in any of our securities. Under this prospectus, we may sell, from time to time, in one or more offerings:
common stock;
preferred stock;
depositary shares representing preferred stock;
debt securities;
warrants;
stock purchase contracts; and
stock purchase units.
Our common stock is listed on the New York Stock Exchange under the symbol “LLY”. Our principal executive offices are located at Lilly Corporate Center, Indianapolis, Indiana 46285, and our telephone number is (317) 276-2000.
The applicable prospectus supplement will contain the specific terms of the securities being offered thereby. This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.
We may sell these securities to or through underwriters, dealers or agents. We may also sell these securities directly or through our subsidiaries to purchasers.
__________________________________________________________
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
Investing in our securities involves risks. See “Risk Factors” on page 2 of this prospectus.
__________________________________________________________
The date of this prospectus is March 1, 2013.

TABLE OF CONTENTS

ABOUT THIS PROSPECTUS	2

RISK FACTORS	3

WHERE YOU CAN FIND MORE INFORMATION	3

DOCUMENTS INCORPORATED BY REFERENCE INTO THIS PROSPECTUS	3

ELI LILLY AND COMPANY	4

RATIO OF EARNINGS TO FIXED CHARGES	4

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS	4

USE OF PROCEEDS	4

DESCRIPTION OF SECURITIES	5

DESCRIPTION OF CAPITAL STOCK	5

DESCRIPTION OF DEPOSITARY SHARES	8

DESCRIPTION OF DEBT SECURITIES	10

DESCRIPTION OF WARRANTS	18

DESCRIPTION OF STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS	20

PLAN OF DISTRIBUTION	20

LEGAL MATTERS	21

EXPERTS	21

ABOUT THIS PROSPECTUS
This prospectus is part of an automatic shelf registration statement that we filed with the Securities and Exchange Commission, or SEC, as a “well- known seasoned issuer,” as defined under Rule 405 under the Securities Act of 1933, as amended, or the Securities Act. Under this shelf registration process, we may, from time to time, in one or more offerings, sell any of the securities described in this prospectus.
This prospectus provides you with a general description of the securities we may offer. Each time we offer any of the securities, we will prepare a prospectus supplement that will contain certain specific information about the terms of that offering and the securities being offered thereby. The applicable prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and the applicable prospectus supplement together with the additional information described under the heading “Documents Incorporated by Reference into this Prospectus” in this prospectus in their entirety.
The registration statement that contains this prospectus, and the exhibits to the registration statement, contain additional information about us and the securities that we may offer under this prospectus. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of that contract or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by that reference and the exhibits and schedules thereto. The registration statement and exhibits can be read at the SEC’s web site or at the SEC office mentioned under the heading “Where You Can Find More Information” in this prospectus.
We may include agreements as exhibits to the registration statement of which this prospectus forms a part. In reviewing such agreements, please remember they are included to provide you with information regarding their terms and are not intended to provide any other factual or disclosure information about us or the other parties to the agreements. The agreements may contain representations and warranties by each of the parties to the applicable agreement. These representations and warranties have been made solely for the benefit of the other parties to the applicable agreement and:

should not be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate;
may have been qualified by disclosures that were made to the other party in connection with the negotiation of the applicable agreement, which disclosures would not necessarily be reflected in the agreement;
may apply standards of materiality in a way that is different from what may be viewed as material to you or other investors in our securities; and
were made only as of the date of the applicable agreement or such other date or dates as may be specified in the agreement, are subject to more recent developments, and therefore may no longer be accurate.
RISK FACTORS
Our business is subject to uncertainties and risks and an investment in our securities involves risks. You should carefully consider and evaluate all of the information included and incorporated by reference in this prospectus, including the risk factors incorporated by reference from our most recent annual report on Form 10-K, as updated by our quarterly reports on Form 10-Q and other SEC filings, before investing in our securities. We may include additional risks related to the securities being offered in the prospectus supplement relating to that offering. It is possible that our business, financial condition, liquidity, results of operations and prospects could be materially adversely affected by any of these risks.
WHERE YOU CAN FIND MORE INFORMATION
We file annual, quarterly and periodic reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facility at 100 F Street, N.E., Washington, D.C. 20549.
You may also obtain copies of our SEC filings at prescribed rates by writing to the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facility.
Our SEC filings are available at the office of the New York Stock Exchange. For further information on obtaining copies of our SEC filings from the New York Stock Exchange, you should call (212) 656-3000.
DOCUMENTS INCORPORATED BY REFERENCE INTO THIS PROSPECTUS
The SEC allows us to “incorporate by reference” into this prospectus information which we file with the SEC. This means that we can disclose important information to you by referring you to the documents containing that information and that such information will be regarded as an important part of this prospectus.
We incorporate by reference information contained in our annual report on Form 10-K for the year ended December 31, 2012, filed with the SEC on February 21, 2013. We also incorporate the description of our common stock set forth in our registration statement filed pursuant to Section 12 of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and any amendment or report filed for the purpose of updating that description.
We also incorporate by reference any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of the filing of the registration statement and, in the case of any particular offering of securities, until such offering of securities is terminated. Our future filings with the SEC will automatically update and supersede any inconsistent information in this prospectus and in our other SEC filings, and such outdated or inconsistent information will no longer be regarded as part of this prospectus.
You may obtain a free copy of these filings from us by telephoning or writing to us at the following address and telephone number:
Shareholder Services Department
Eli Lilly and Company
Lilly Corporate Center
Indianapolis, Indiana 46285
Tel.: (317) 276-2000
You should rely only on the information contained or incorporated by reference in this prospectus and the applicable prospectus supplement and any free writing prospectus we have prepared or authorized for use with respect to a particular offering of our securities under this prospectus. We have not authorized anyone to provide you with different or additional information and, accordingly, you should not rely on any such information if it is provided to you. We are not making an offer to sell, or the solicitation of an offer to buy, any of these securities in any jurisdiction where an offer or sale is not permitted. You should not assume that the information contained in this prospectus or the applicable prospectus supplement is accurate as of any date other than the date on the front cover of this prospectus or the applicable prospectus supplement, as the case may be, or that the information incorporated by reference herein and therein is accurate as of any date other than the date of the relevant report or other document in which such information is contained.
ELI LILLY AND COMPANY
We were incorporated in 1901 in Indiana to succeed to the drug manufacturing business founded in Indianapolis, Indiana, in 1876 by Colonel Eli Lilly. We discover, develop, manufacture and sell products in two significant business segments - human pharmaceutical products and animal health products. We manufacture and distribute our products through owned or leased facilities in the United States, Puerto Rico and 11 other countries. Our products are sold in approximately 130 countries.
Most of the products we sell today were discovered or developed by our own scientists, and our success depends to a great extent on our ability to continue to discover and develop innovative new pharmaceutical products. We direct our research efforts primarily toward the search for products to prevent and treat human diseases. We also conduct research to find products to treat diseases in animals and to increase the efficiency of animal food production.
Our corporate offices are located at Lilly Corporate Center, Indianapolis, Indiana 46285, our telephone number is (317) 276-2000 and our website is http://www.lilly.com. The information contained in, or that can be accessed through, our website is not a part of, or incorporated by reference in, this prospectus.
RATIO OF EARNINGS TO FIXED CHARGES
No shares of our preferred stock were outstanding during the years ended December 31, 2012, 2011, 2010, 2009, and 2008. Accordingly, the ratio of earnings to fixed charges and preferred dividends is not separately stated from the ratio of earnings to fixed charges for each such period in the below table. The below table indicates our ratio of earnings (loss) to fixed charges for each such period:

	Year Ended December 31,
	2012	2011	2010	2009	2008
Ratio of Earnings to Fixed Charges(1)	28.1	26.1	31.7	19.3	N/M2

______________________________________
N/M - Not Meaningful
1 Interest is based upon interest expense reported as such in the consolidated income statement and does not include any interest related to unrecognized tax benefits, which is included in income tax expense.
2 For such ratio, earnings were $1.31 billion less than fixed charges. The loss for the year ended December 31, 2008, included special charges of $1.48 billion related to the settlement of a U.S. government investigation of our marketing practices for Zyprexa®, and acquired in-process research and development expense of $4.69 billion associated with the ImClone acquisition.
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
Some of the information included or incorporated by reference in this prospectus and other written and oral statements made by us from time to time contain “forward-looking statements” as defined by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, among other things, discussions concerning our potential exposure to market risks, as well as statements expressing our expectations, beliefs, estimates, forecasts, projections and assumptions about the future. Forward-looking statements can be identified by the use of words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “could,” “possible,” “plan,” “project,” “will,” “forecast” and similar words or expressions. Forward-looking statements are only predictions. Our forward-looking statements generally relate to our strategies, financial results, product development and regulatory approval programs, and sales efforts. You should carefully consider forward- looking statements and understand that actual events or results may differ materially as a result of a variety of risks and uncertainties, known and unknown, and other factors facing our company. It is not possible to foresee or identify all factors affecting our forward-looking statements; therefore, investors should not consider any list of factors affecting our forward-looking statements to be an exhaustive statement of all risks or uncertainties.
We caution investors that any forward-looking statements are based on currently available operational, financial and competitive information, and they should not place undue reliance on these forward-looking statements, which reflect management’s opinion only as of the date on which they were made. Except as required by law, we disclaim any obligation to review or update these forward-looking statements to reflect events or circumstances as they occur.
USE OF PROCEEDS
We intend to use the net proceeds from the sale of the securities for general corporate purposes, unless otherwise specified in the applicable prospectus supplement.

DESCRIPTION OF SECURITIES
This prospectus contains a summary of our common stock, preferred stock, depositary shares, debt securities, warrants, stock purchase contracts and stock purchase units. These summaries are not meant to be a complete description of each security. Certain specific terms of any security to be issued pursuant hereto will be set forth in a related prospectus supplement.
DESCRIPTION OF CAPITAL STOCK
As of the date hereof, our authorized capital stock consists of 3,205,000,000 shares, of which 3,200,000,000 shares are common stock, without par value, and 5,000,000 shares are preferred stock, without par value. Of our preferred stock, 1,500,000 shares have been designated as Series B Junior Participating Preferred Stock. As of February 15, 2013, there were 1,138,925,891 shares of common stock outstanding. None of our preferred stock was issued and outstanding as of February 15, 2013. All of our issued and outstanding shares of common stock are fully paid and non-assessable.
Common Stock
Dividend Rights. Subject to the dividend rights of the holders of any outstanding shares of preferred stock, the holders of shares of common stock are entitled to receive ratably such dividends as may be lawfully declared at any time by the board of directors.
Rights Upon Liquidation. Upon liquidation, dissolution or winding up of our affairs, after payment to the holders of any outstanding shares of preferred stock of the full amount to which they are entitled, the holders of shares of common stock are entitled, to the exclusion of any holders of preferred stock, to share ratably in our assets that are legally available for distribution after satisfaction of our liabilities.
No Conversion, Redemption or Preemptive Rights. Holders of our common stock have no conversion, redemption, preemptive or similar rights.
Voting Rights. Each outstanding share of common stock is entitled to one vote on all matters submitted to a vote of shareholders. Our amended articles of incorporation do not provide for cumulative voting in the election of directors.
Preferred Stock
Our amended articles of incorporation authorize our board of directors, without further shareholder action, to provide for the issuance of up to 5,000,000 shares of preferred stock, in one or more series, and to fix, by the adoption and filing in accordance with the Indiana Business Corporation Law, or the IBCL, of an amendment or amendments to the amended articles of incorporation, the designations, terms and relative rights and preferences, including the dividend rate, voting rights, conversion rights, redemption and sinking fund provisions and liquidation preferences, of each of these series. We may amend from time to time our amended articles of incorporation to increase the number of authorized shares of preferred stock. Any such amendment would require the approval of the holders of a majority of our shares entitled to vote.
Certain specific terms of the preferred stock that we offer in the future will be described in the applicable prospectus supplement relating to that preferred stock. Investors are urged to carefully review the terms contained in such prospectus supplement, as well as the articles of amendment establishing such terms that we file with the Secretary of State of the State of Indiana and the SEC. Those terms may include:
the title and liquidation preference per share of the preferred stock and the number of shares offered;
the initial aggregate offering price of the preferred stock;
the dividend rate (or method of calculation), the dates on which dividends will be payable, whether dividends shall be cumulative and, if so, the date from which the dividends will begin to accumulate;
any redemption or sinking fund provisions of the preferred stock;
any conversion rights applicable to the preferred stock;
the voting rights, if any, of the preferred stock;
important federal income tax considerations; and
any additional dividend, liquidation, redemption, sinking fund, conversion and other rights, preferences, privileges, limitations and restrictions of the preferred stock.
Dividend Rights. The preferred stock will have a preference over the common stock as to payment of dividends. Before any dividends or distributions (other than dividends or distributions payable in common stock or other stock ranking junior to that series of preferred stock as to dividends and upon liquidation) on the common stock or other stock ranking junior to that series of preferred stock as to dividends and upon liquidation shall be declared and set apart for payment or paid, the holders of shares of each series of preferred stock (unless otherwise set forth in the applicable prospectus supplement) will be entitled to receive dividends when, as and if declared by our board of directors or, if dividends are cumulative, full cumulative dividends for the current and all prior dividend periods. We will pay those dividends either in cash, shares of preferred stock, or otherwise, at the rate and on the date or dates set forth in the applicable prospectus supplement. With respect to each series of preferred stock that has cumulative dividends, the dividends on each share of the series will be cumulative from the date of issue of the share unless some other date is set forth in the prospectus supplement relating to the series. Accruals of dividends will not bear interest. The applicable prospectus supplement will indicate the relative ranking of the particular series of the preferred stock as to the payment of dividends, as compared with then- existing and future series of preferred stock.
Rights Upon Liquidation. The preferred stock of each series will be preferred over the common stock and other stock ranking junior to that series of preferred stock as to assets, so that the holders of that series of preferred stock (unless otherwise set forth in the applicable prospectus supplement) will be entitled to be paid, upon our voluntary or involuntary liquidation, dissolution or winding up, and before any distribution is made to the holders of common stock and other stock ranking junior to that series of preferred stock, the amount set forth in the applicable prospectus supplement. However, in this case the holders of preferred stock of that series will not be entitled to any other or further payment. If upon any liquidation, dissolution or winding up, our net assets are insufficient to permit the payment in full of the respective amounts to which the holders of all outstanding preferred stock are entitled, our entire remaining net assets will be distributed among the holders of each series of preferred stock in amounts proportional to the full amounts to which the holders of each series are entitled, subject to any provisions of any series of preferred stock that rank it junior or senior to other series of preferred stock upon liquidation. The applicable prospectus supplement will indicate the relative ranking of the particular series of the preferred stock upon liquidation, as compared with then-existing and future series of preferred stock.
Conversion, Redemption or Exchange Rights. The shares of a series of preferred stock will be convertible at the option of the holder of the preferred stock, redeemable at our option or the option of the holder, as applicable, or exchangeable at our option, into another security, in each case, to the extent set forth in the applicable prospectus supplement.
Voting Rights. Except as indicated in the applicable prospectus supplement or as otherwise from time to time required by law, the holders of preferred stock will have no voting rights other than those fixed by the board of directors pursuant to Article 7 of our amended articles of incorporation.
Anti-Takeover Effects of Provisions of our Amended Articles of Incorporation and our Amended By-Laws
Our amended articles of incorporation and our amended by-laws contain certain provisions that may be deemed to have an anti-takeover effect and may delay, deter or prevent a tender offer or takeover attempt that a shareholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by shareholders.
Our amended by-laws provide that special meetings of holders of common stock may be called only by our board of directors or the Chairman of the board of directors. Holders of our common stock are not permitted to call a special meeting or to require that our board of directors call a special meeting of shareholders.
Our amended by-laws establish an advance notice procedure for the nomination, other than by or at the direction of our board of directors, of candidates for election as directors as well as for other shareholder proposals to be considered at annual meetings of shareholders. In general, notice of intent to nominate a director or raise business at such meetings must be received by us not less than 120 days nor more than 180 days prior to the date on which our proxy statement is released to shareholders in connection with the previous year’s annual meeting and must contain certain specified information concerning the person to be nominated or the matters to be brought before the meeting and concerning the shareholder submitting the proposal.
Our amended articles of incorporation provide for our board of directors to be divided into three classes of directors, as nearly equal in number as possible, serving staggered terms of office. Approximately one-third of our board of directors is elected each year to three-year terms of office. In addition, our directors (other than directors appointed by holders of preferred stock) may be removed only for cause and only upon the affirmative vote of holders of 80% of our outstanding voting stock.
Our amended articles of incorporation provide that, in addition to any affirmative vote required by law, the affirmative vote of holders of 80% of our outstanding voting stock shall be necessary to approve certain major business transactions (such as mergers or asset sales with an interested shareholder or our liquidation), unless approved by our board of directors in the manner prescribed in such articles.
The foregoing summary is qualified in its entirety by the provisions of our amended articles of incorporation and our amended by-laws, copies of which have been filed with the SEC.
Certain Provisions of the Indiana Business Corporation Law
As an Indiana corporation, we are governed by the IBCL. Under specified circumstances, the following provisions of the IBCL may delay, prevent or make more difficult certain unsolicited acquisitions or changes of control of us. These provisions also may have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish transactions which shareholders may otherwise deem to be in their best interest.

Special Meetings by the Shareholders. Under Chapter 29 of the IBCL, any action required or permitted to be taken by the holders of common stock may be effected only at an annual meeting or special meeting of such holders, and shareholders may act in lieu of such meetings only by unanimous written consent.
Control Share Acquisitions. Under Chapter 42 of the IBCL, an acquiring person or group who makes a “control share acquisition” in an “issuing public corporation” may not exercise voting rights on any “control shares” unless these voting rights are conferred by a majority vote of the disinterested shareholders of the issuing public corporation at a special meeting of those shareholders held upon the request and at the expense of the acquiring person. If control shares acquired in a control share acquisition are accorded full voting rights and the acquiring person has acquired control shares with a majority or more of all voting power, all shareholders of the issuing public corporation have dissenters’ rights to receive the fair value of their shares pursuant to Chapter 44 of the IBCL.
Under the IBCL, “control shares” means shares acquired by a person that, when added to all other shares of the issuing public corporation owned by that person or in respect to which that person may exercise or direct the exercise of voting power, would otherwise entitle that person to exercise voting power of the issuing public corporation in the election of directors within any of the following ranges:
one-fifth or more but less than one-third;
one-third or more but less than a majority; or
a majority or more.
“Control share acquisition” means, subject to specified exceptions, the acquisition, directly or indirectly, by any person of ownership of, or the power to direct the exercise of voting power with respect to, issued and outstanding control shares. For the purposes of determining whether an acquisition constitutes a control share acquisition, shares acquired within 90 days or under a plan to make a control share acquisition are considered to have been acquired in the same acquisition. “Issuing public corporation” means a corporation which has (i) 100 or more shareholders, (ii) its principal place of business or its principal office in Indiana, or that owns or controls assets within Indiana having a fair market value of greater than $1,000,000, and (iii) (A) more than 10% of its shareholders resident in Indiana, (B) more than 10% of its shares owned of record or owned beneficially by Indiana residents, or (C) 1,000 shareholders resident in Indiana.
The above provisions do not apply if, before a control share acquisition is made, the corporation’s articles of incorporation or by-laws, including a by-law adopted by the corporation’s board of directors, provide that they do not apply. Our amended articles of incorporation and our amended by-laws do not currently exclude us from Chapter 42.
Certain Business Combinations. Chapter 43 of the IBCL restricts the ability of a “resident domestic corporation” to engage in any combinations with an “interested shareholder” for five years after the date the interested shareholder became such, unless the combination or the purchase of shares by the interested shareholder on the interested shareholder’s date of acquiring shares is approved by the board of directors of the resident domestic corporation before that date. If the combination was not previously approved, the interested shareholder may effect a combination after the five-year period only if that shareholder receives approval from a majority of the disinterested shareholders or the offer meets specified fair price criteria. For purposes of the above provisions, “resident domestic corporation” means an Indiana corporation that has 100 or more shareholders. “Interested shareholder” means any person, other than the resident domestic corporation or its subsidiaries, who is (1) the beneficial owner, directly or indirectly, of 10% or more of the voting power of the outstanding voting shares of the resident domestic corporation or (2) an affiliate or associate of the resident domestic corporation, which at any time within the five-year period immediately before the date in question, was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then outstanding shares of the resident domestic corporation.
The definition of “beneficial owner” for purposes of Chapter 43, means a person who, directly or indirectly, has the right to acquire or vote the subject shares (excluding voting rights under revocable proxies made in accordance with federal law), has any agreement, arrangement or understanding for the purpose of acquiring, holding or voting or disposing of the subject shares, or holds any “derivative instrument” that includes the opportunity to profit or share in any profit derived from any increase in the value of the subject shares.
The above provisions do not apply to corporations that elect not to be subject to Chapter 43 in an amendment to their articles of incorporation approved by a majority of the disinterested shareholders. That amendment, however, cannot become effective until 18 months after its passage and would apply only to share acquisitions occurring after its effective date. Our amended articles of incorporation do not exclude us from Chapter 43.
Directors’ Duties and Liability. Under Chapter 35 of the IBCL, directors are required to discharge their duties:
in good faith;
with the care an ordinarily prudent person in a like position would exercise under similar circumstances; and
in a manner the directors reasonably believe to be in the best interests of the corporation.
However, the IBCL also provides that a director is not liable for any action taken as a director, or any failure to act, regardless of the nature of the alleged breach of duty (including breaches of the duty of care, the duty of loyalty, and the duty of good faith) unless the director has breached or failed to perform the duties of the director’s office and the action or failure to act constitutes willful misconduct or recklessness.
This exoneration from liability under the IBCL does not affect the liability of directors for violations of the federal securities laws.
Chapter 35 of the IBCL also provides that a board of directors, in discharging its duties, may consider, in its discretion, both the long-term and short-term best interests of the corporation, taking into account, and weighing as the directors deem appropriate, the effects of an action on the corporation’s shareholders, employees, suppliers and customers and the communities in which offices or other facilities of the corporation are located and any other factors the directors consider pertinent. Directors are not required to consider the effects of a proposed corporate action on any particular corporate constituent group or interest as a dominant or controlling factor. If a determination is made with the approval of a majority of the disinterested directors of the board, that determination is conclusively presumed to be valid unless it can be demonstrated that the determination was not made in good faith after reasonable investigation. Chapter 35 specifically provides that specified judicial decisions in Delaware and other jurisdictions, which might be looked upon for guidance in interpreting Indiana law, including decisions that propose a higher or different degree of scrutiny in response to a proposed acquisition of the corporation, are inconsistent with the proper application of the business judgment rule under that section.
Mandatory Classified Board of Directors. Under Chapter 33 of the IBCL, a corporation with a class of voting shares registered with the SEC under Section 12 of the Exchange Act must have a classified board of directors unless the corporation adopts a by-law expressly electing not to be governed by this provision by the later of July 31, 2009 or 30 days after the corporation’s voting shares are registered under Section 12 of the Exchange Act. Although our amended articles of incorporation provide for a classified board of directors (and that provision can only be amended upon the affirmative vote of holders of 80% of our outstanding voting stock), we adopted an amendment to our amended by-laws electing not to be subject to this mandatory requirement effective July 13, 2009; however, the IBCL permits this election to be rescinded by subsequent action of our board of directors.
Certain Effects of Authorized But Unissued Stock
Our authorized but unissued shares of common stock and preferred stock may be issued without additional shareholder approval and may be utilized for a variety of corporate purposes, including future offerings to raise additional capital or to facilitate corporate acquisitions.
The issuance of preferred stock could have the effect of delaying or preventing a change in control of us. The issuance of preferred stock could decrease the amount available for distribution to holders of our common stock or could adversely affect the rights and powers, including voting rights, of such holders. In certain circumstances, such issuance could have the effect of decreasing the market price of our common stock.
One of the effects of the existence of unissued and unreserved common stock or preferred stock may be to enable our board of directors to issue shares to persons friendly to current management, which could render more difficult or discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of management. Such additional shares also could be used to dilute the stock ownership of persons seeking to obtain control of us.
We plan to issue additional shares of common stock in connection with our employee benefit plans.
Transfer Agent and Registrar
Wells Fargo Shareowner Services acts as transfer agent and registrar of our common stock.
Listing
Our common stock is listed on the New York Stock Exchange under the symbol “LLY”.
DESCRIPTION OF DEPOSITARY SHARES
The following description of the depositary shares does not purport to be complete and is subject to, and qualified in its entirety by, the deposit agreement and the depositary receipt relating to the preferred stock that is attached to the deposit agreement. You should read these documents as they, and not this description, define your rights as a holder of depositary shares. Forms of these documents will be filed with the SEC as exhibits to the registration statement of which this prospectus forms a part.
If we elect to offer fractional interests in shares of preferred stock, we will provide for the issuance by a depositary of depositary receipts for depositary shares. Each depositary share will represent fractional interests of preferred stock. We will deposit the shares of preferred stock underlying the depositary shares under a deposit agreement between us and a bank or trust company selected by us. The bank or trust company must have its principal office in the United States and a combined capital and surplus of at least $50 million. The depositary receipts will evidence the depositary shares issued under the deposit agreement.
The deposit agreement will contain terms applicable to the holders of depositary shares in addition to the terms stated in the depositary receipts. Each holder of depositary shares will be entitled to all the rights and preferences of the preferred stock underlying the depositary shares in proportion to the applicable fractional interest in the underlying shares of preferred stock. The depositary will issue depositary receipts to individuals purchasing the fractional interests in shares of the related preferred stock according to the terms of the offering described in the applicable prospectus supplement.
Dividends and Other Distributions
The depositary will distribute all cash dividends or other cash distributions received for the preferred stock to the holders of depositary shares in proportion to the number of depositary shares that they own on the relevant record date. The depositary will distribute only an amount that can be distributed without attributing to any holder of depositary shares a fraction of one cent. The depositary will add any undistributed balance to, and treat it as part of, the next sum received by the depositary for distribution to holders of depositary shares.
If there is a non-cash distribution, the depositary will distribute property received by it to the holders of depositary shares in proportion, insofar as possible, to the number of depositary shares owned by them, unless the depositary determines, after consultation with us, that it is not feasible to make such distribution. If this occurs, the depositary may, with our approval, sell such property and distribute the net proceeds from the sale to the holders. The deposit agreement also will contain provisions relating to how any subscription or similar rights that we may offer to holders of the preferred stock will be available to the holders of the depositary shares.
Conversion, Exchange and Redemption
If the preferred stock underlying the depositary shares may be converted or exchanged, each holder of depositary receipts will have the right or obligation, as applicable, to convert or exchange the depositary shares represented by the depositary receipts.
Whenever we redeem shares of preferred stock held by the depositary, the depositary will redeem, at the same time, the number of depositary shares representing the preferred stock. The depositary will redeem the depositary shares from the proceeds it receives from the corresponding redemption, in whole or in part, of the underlying preferred stock. The depositary will mail notice of redemption to the holders of the depositary shares that are to be redeemed between 30 and 60 days before the date fixed for redemption. The redemption price per depositary share will be equal to the applicable fraction of the redemption price per share on the underlying preferred stock. If less than all the depositary shares are to be redeemed, the depositary will select which shares to be redeemed by lot, proportionate allocation or any other method.
After the date fixed for redemption, the depositary shares called for redemption will no longer be outstanding. When the depositary shares are no longer outstanding, all rights of the holders will end, except the right to receive money, securities or other property payable upon redemption.
Voting
When the depositary receives notice of a meeting at which the holders of the preferred stock are entitled to vote, the depositary will mail the particulars of the meeting to the holders of the depositary shares. Each holder of depositary shares on the record date may instruct the depositary on how to vote the shares of preferred stock underlying the holder’s depositary shares. The depositary will try, if practical, to vote the number of shares of preferred stock underlying the depositary shares according to the instructions. The depositary will abstain from voting shares of the preferred stock to the extent it does not receive specific instructions from the holders of depositary shares representing such preferred stock. We will agree to take all reasonable action requested by the depositary to enable it to vote as instructed.
Record Date
Whenever (1) any cash dividend or other cash distribution shall become payable, any distribution other than cash shall be made, or any rights, preferences or privileges shall be offered with respect to the underlying preferred stock, or (2) the depositary shall receive notice of any meeting at which holders of the underlying preferred stock are entitled to vote or of which holders of the underlying preferred stock are entitled to notice, or of the mandatory conversion of or any election on our part to call for the redemption of any of the underlying preferred stock, the depositary shall in each such instance fix a record date (which shall be the same as the record date for the underlying preferred stock) for the determination of the holders (x) who shall be entitled to receive such dividend, distribution, rights, preferences or privileges or the net proceeds of the sale thereof or (y) who shall be entitled to give instructions for the exercise of voting rights at any such meeting or to receive notice of such meeting or of such redemption or conversion, subject to the provisions of the deposit agreement.
Amendments
We and the depositary may agree to amend the deposit agreement and the depositary receipt evidencing the depositary shares. Any amendment that (a) imposes or increases certain fees, taxes or other charges payable by the holders of the depositary shares as described in the deposit agreement or (b) otherwise prejudices any substantial existing right of holders of depositary shares, will not take effect until 30 days after the depositary has mailed notice of the amendment to the record holders of depositary shares. Any holder of depositary shares that continues to hold its shares at the end of the 30-day period will be deemed to have agreed to the amendment.

Termination
We may, at our option, direct the depositary to terminate the deposit agreement by mailing a notice of termination to holders of depositary shares at least 30 days prior to termination. In addition, a deposit agreement will automatically terminate if:
the depositary has redeemed all related outstanding depositary shares, or we have liquidated, terminated or wound up our business and the depositary has distributed the underlying preferred stock to the holders of the related depositary shares.
The depositary may likewise terminate the deposit agreement if at any time 60 days shall have expired after the depositary shall have delivered to us a written notice of its election to resign and a successor depositary shall not have been appointed and accepted its appointment. If any depositary receipts remain outstanding after the date of termination, the depositary thereafter will discontinue the transfer of depositary receipts, will suspend the distribution of dividends to the holders thereof, and will not give any further notices (other than notice of such termination) or perform any further acts under the deposit agreement except that the depositary will continue (1) to collect dividends on the underlying preferred stock and any other distributions with respect thereto and (2) to deliver the underlying preferred stock together with such dividends and distributions and the net proceeds of any sales of rights, preferences, privileges or other property, without liability for interest thereon, in exchange for depositary receipts surrendered. At any time after the expiration of two years from the date of termination, the depositary may sell any underlying preferred stock then held by it at public or private sales, at such place or places and upon such terms as it deems proper and may thereafter hold the net proceeds of any such sale, together with any money and other property then held by it, without liability for interest thereon, for the pro rata benefit of the holders of depositary receipts which have not been surrendered.
Payment of Fees and Expenses
We will pay all fees, charges and expenses of the depositary, including the initial deposit of the preferred stock and any redemption of the preferred stock. Holders of depositary shares will pay transfer and other taxes and governmental charges and any other charges as are stated in the deposit agreement for their accounts.
Resignation and Removal of Depositary
At any time, the depositary may resign by delivering written notice to us, and we may remove the depositary. Resignations or removals will take effect upon the appointment of a successor depositary and its acceptance of the appointment. The successor depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50 million.
Reports
The depositary will forward to the holders of depositary shares all reports and communications from us that are delivered to the depositary and that we are required by law, the rules of an applicable securities exchange or our amended articles of incorporation to furnish to the holders of the preferred stock. The depositary will not be liable if it is prevented or delayed by law or any circumstances beyond its control in performing its obligations under the deposit agreement. The deposit agreement limits our obligations and the depositary’s obligations to performance in good faith of the duties stated in the deposit agreement. The depositary will not be obligated to prosecute or defend any legal proceeding connected with any depositary shares or preferred stock unless the holders of depositary shares requesting the depositary to do so furnish it with satisfactory indemnity. In performing our obligations, we and the depositary may rely upon the written advice of our counsel or accountants, on any information that competent people provide to us and on documents that we believe are genuine.
DESCRIPTION OF DEBT SECURITIES
We may offer and issue our debt securities from time to time in one or more series. The debt securities are to be issued under an indenture, dated as of February 1, 1991, between us and Deutsche Bank Trust Company Americas (as successor to Citibank, N.A.), as trustee. The indenture does not limit the aggregate principal amount of the debt securities that may be issued thereunder. The indenture is an exhibit to the registration statement of which this prospectus is a part. The indenture incorporates our standard multiple-series indenture provisions as Annex A to the indenture, a copy of which is an exhibit to the registration statement of which this prospectus is a part. The following information summarizes certain general terms of the debt securities as described in the indenture and the standard multiple-series indenture provisions. The indenture is subject to and governed by the Trust Indenture Act of 1939, as amended, or the Trust Indenture Act.
We will summarize in the applicable prospectus supplement certain specific terms of the debt securities, any modifications of or additions to the general terms of the debt securities described herein and any applicable material federal income tax considerations. Accordingly, please read both this prospectus and the applicable prospectus supplement for a summary of the terms of the debt securities of any particular series.

However, such summary does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the actual provisions of the indenture and the debt securities.
For purposes of this summary, the terms “we,” “us” and “our” refer only to Eli Lilly and Company and not to any of its subsidiaries, unless we specify otherwise.
General
The debt securities will be unsecured general obligations of our company. The indebtedness represented by the debt securities will rank equally with all other unsecured and unsubordinated indebtedness of our company. The debt securities may be issued in one or more series. Also, a single series may be issued at various times with different maturity dates and different interest rates. One or more series of debt securities may be issued with the same or various maturities at par or at a discount. Debt securities bearing no interest or interest at a rate which at the time of issuance is below the market rate (“original issue discount securities”) will be sold at a discount below their stated principal amount. This discount may be substantial. We will provide information regarding material federal income tax consequences and other special considerations applicable to any original issue discount securities in the applicable prospectus supplement.
If we denominate the purchase price of any of the debt securities in a foreign currency or currencies, or if the principal of or premium, if any, or interest on any series of debt securities is payable in a foreign currency or currencies, we will include in the applicable prospectus supplement information on the restrictions, elections, material federal income tax considerations, specific terms and other information with respect to that issue of debt securities and the foreign currency or currencies.
A prospectus supplement relating to a series of debt securities will include certain specific terms, including some or all of the following:
the title;
the aggregate principal amount and any limit thereon;
the price or prices at which such debt securities will be sold;
the date or dates on which or periods during which such debt securities may be issued;
the date or dates on which the principal, and premium, if any, is payable or the method of determining the date or dates;
the method by which principal and premium, if any, will be determined;
if interest bearing:

◦	the interest rate;

◦	the method by which the interest rate will be determined;

◦	the date from which interest will accrue;

◦	interest payment dates; and

◦	the regular record date for the interest payable on any interest payment date;
the place or places where the principal, premium, if any, and interest, if any, shall be payable;
if the series of debt securities may be redeemed in whole or in part, at our option, the period or periods within which, the price or prices at which and the terms and conditions upon which we may redeem such debt securities;
the denominations, if other than $2,000, in which any registered securities of the series shall be issuable;
the denominations, if other than $5,000, in which any bearer securities of the series shall be issuable;
if issued as original issue discount securities:

◦	the amount of discount; and

◦	material federal income tax consequences and other special considerations applicable to original issue discount securities;
whether such debt securities will be issued as registered securities or bearer securities or both, and, if bearer securities are issued:

◦	whether such bearer securities are also to be issued as registered securities; and

◦	the manner in which the bearer securities are to be dated;
provisions for payment of additional amounts, if any, and whether we will have the option to redeem such debt securities rather than pay the additional amounts and the terms of that option;
the index, if any, used to determine the amount of principal, premium, if any, or interest, if any;
if denominated or payable in a foreign currency:

◦	the currency or currencies of denomination;

◦	the designation of the currency or currencies in which payment of principal, premium, if any, and interest, if any, will be made;

◦	the designation of the original currency determination agent, if any;

◦
whether we will use a global security, the name of the depositary for the global security and, if such debt securities are issuable only as registered securities, the terms, if any, upon which interests in the global security may be exchanged for definitive debt securities;

◦
the extent to which, or the manner in which, any interest payable on any such debt security in temporary global form on an interest payment date will be paid and the extent to which, or the manner in which, any interest payable on any such debt security in permanent global form on an interest payment date will be paid;

◦	if less than the principal amount thereof, the portion of the principal amount of such debt securities payable upon declaration of acceleration of their maturity;

◦	the provisions, if any, relating to the cancellation and satisfaction of the indenture or certain covenants of the indenture prior to the maturity of the debt securities;

◦	any deletions, modifications of or additions to the events of default in the indenture; and

◦
any other terms or conditions not specified in the indenture. Any such other terms must not conflict with the requirements of the Trust Indenture Act and the provisions of the indenture and must not adversely affect the rights of the holders of any other series of debt securities then outstanding.

We may authorize the issuance and provide for the terms of a series of debt securities pursuant to a resolution of our board of directors or any duly authorized committee of our board of directors or pursuant to a supplemental indenture. All of the debt securities of a series need not be issued at the same time, and may vary as to interest rate, maturity and date from which interest shall accrue. Unless otherwise provided, a series may be reopened for issuance of additional debt securities of such series.
We may issue the debt securities as registered securities, bearer securities or both. We may issue the debt securities in whole or in part in the form of one or more global securities. One or more global securities will be issued in a denomination or aggregate denominations equal to the aggregate principal amount of outstanding debt securities of the series to be represented by such global security or global securities. The prospectus supplement relating to a series of debt securities denominated in a foreign currency will specify the denomination thereof.
If we issue bearer securities, we will describe the limitations on the issuance of the bearer securities as well as certain material federal income tax consequences and other special considerations applicable to bearer securities in an applicable prospectus supplement.
Exchange, Registration and Transfer
A holder of debt securities in bearer form may, upon written request in accordance with the terms of the indenture, exchange the bearer securities for (1) registered securities (with all unmatured coupons, except as provided below) of the same series, with the same interest rate and maturity date (if the debt securities of such series are to be issued as registered securities) or (2) bearer securities (if bearer securities of such series are to be issued in more than one denomination) of the same series with the same interest rate and maturity date. However, no bearer security will be delivered in or to the United States, and registered securities of any series (other than a global security, except as set forth below) will be exchangeable into an equal aggregate principal amount of registered securities of the same series (with the same interest rate and maturity date) of different authorized denominations. If a holder surrenders bearer securities between a record date and the relevant interest payment date, such holder will not be required to surrender the coupon relating to such interest payment date. Registered securities may not be exchanged for bearer securities.
Bearer or registered securities may be presented for exchange, and registered securities, other than a global security, may be presented for transfer, at the office of any transfer agent or at the office of the security registrar, without service charge and upon payment of any taxes and other governmental charges as provided in the indenture. The transfer or exchange will be completed upon the transfer agent or the security registrar’s satisfaction with the documents of title and identity of the person making the request. Bearer securities, and the coupons, if any, relating to the bearer securities, shall be transferred by delivery of the bearer securities.
Global Securities
We may issue debt securities of a series in whole or in part in the form of one or more global securities. The global securities will be deposited with, or on behalf of, the depositary named in the applicable prospectus supplement. Global securities may be issued in either registered or bearer form. Global securities may be issued in either temporary or permanent form. Unless and until the global security is exchanged in whole or in part for debt securities in definitive registered form, a global security may not be transferred except as a whole by the depositary (or its nominee) for such global security. If transferred in whole, the following are types of transfers which are allowed for global securities:
the depositary may transfer the global security to a nominee of that depositary; or

a nominee of the depositary may transfer the global security to the depositary or another nominee of that depositary; or
the depositary or any nominee of that depositary may transfer the global security to a successor depositary or a nominee of that successor depositary.
The specific terms of the depositary arrangement with respect to any debt securities of a series will be described in the applicable prospectus supplement. We anticipate that the following provisions will apply to all depositary arrangements.
Upon the issuance of a global security, the depositary for such global security will credit, on its book-entry registration and transfer system, the respective principal amounts of the debt securities represented by the global security to the accounts of participant institutions that have accounts with the depositary. We or the underwriters, if the debt securities were sold by underwriters, shall designate the accounts to be credited. We will limit ownership of beneficial interests in a global security to participants or persons that may hold interests through participants. Ownership of beneficial interests in the global security will be shown on records maintained by the depositary. The transfer of the ownership of the global security will be effected only through the records maintained by the depositary. The laws of some states require that certain purchasers of debt securities take physical delivery of such debt securities in definitive form. These laws may impair your ability to transfer beneficial interests in a global security.
So long as the depositary for a global security, or its nominee, is the owner of the global security, that depositary or nominee will be considered the sole owner or holder of the debt securities represented by such global security for all purposes under the applicable indenture. Except as set forth below, owners of beneficial interests in a global security (1) will not be entitled to have debt securities of the series represented by the global security registered in their names, (2) will not receive or be entitled to receive physical delivery of debt securities of the series in definitive form, and (3) will not be considered the owners or holders thereof under the indenture governing the debt securities.
Subject to certain limitations on the issuance of bearer securities which will be described in the applicable prospectus supplement, payments of principal of, premium, if any, and interest, if any, on debt securities registered in the name of or held by a depositary or its nominee will be made to the depositary or its nominee, as the registered owner or the holder of the global security representing those debt securities. None of us, the applicable trustee, any paying agent or the applicable security registrar will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a global security for the debt securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.
We expect that the depositary for debt securities of a series, upon receipt of any payment of principal, premium, if any, or interest, if any, in respect of a permanent global security, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global security as shown on the records of the depositary. We also expect that payments by participants to owners of beneficial interests in the global security held through the participants will be governed by standing instructions and customary practices, as is now the case with debt securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of those participants. There may be restrictions on receipt by owners of beneficial interests in a temporary global security of payments in respect of such temporary global security. We will describe any such restrictions in the applicable prospectus supplement.
If a depositary for debt securities of a series is at any time unwilling or unable to continue as depositary, or is ineligible to act as depositary, and we do not appoint a successor depositary within 90 days, we will issue debt securities of that series in definitive form in exchange for the global security or securities representing the debt securities of that series. In addition, we may at any time and in our sole discretion determine not to have any debt securities of a series represented by one or more global securities. If we decide not to have any debt securities of a series represented by a global security, we will issue debt securities of that series in definitive form in exchange for the global security or securities representing such debt securities. Further, if we so provide with respect to the debt securities of a series, each person specified by the depositary of the global security representing debt securities of such series may, on terms acceptable to us and the depositary for such global security, receive debt securities of such series in definitive form. In any such instance, each person so specified by the depositary of the global security will be entitled to physical delivery in definitive form of debt securities of the series represented by the global security equal in principal amount to the person’s beneficial interest in the global security. Debt securities of that series so issued in definitive form will be issued (1) as registered securities if the debt securities of that series are to be issued as registered securities, (2) as bearer securities if the debt securities of that series are to be issued as bearer securities or (3) as either registered securities or bearer securities, if the debt securities of that series are to be issued in either form. A description of certain restrictions on the issuance of a bearer security in definitive form in exchange for an interest in a global security will, if applicable, be contained in the applicable prospectus supplement.
Payment and Paying Agents
Bearer Securities
We will pay the principal, interest and premium, if any, on bearer securities in the currency or currency unit designated in the prospectus supplement, subject to any applicable laws and regulations, at such paying agencies outside the United States as we may appoint from time to time. At the option of a holder, we will make such payment by a check in the designated currency or currency unit or by transfer to an account in the designated currency or currency unit maintained by the payee with a bank located outside the United States. We will make no payment with respect to any bearer security:

at the principal corporate trust office of the trustee or any other paying agency maintained by us in the United States by transfer to an account with a bank located in the United States; or

by check mailed to an address in the United States.
However, we may pay principal, interest, and premium, if any, on bearer securities in U.S. dollars at the principal corporate trust office of the trustee in the Borough of Manhattan, The City of New York, if payment of the full amount thereof at all paying agencies outside the United States is illegal or effectively precluded by exchange controls or other similar restrictions.
Registered Securities
Unless otherwise set forth in the applicable prospectus supplement,

we will pay the principal and premium, if any, on registered securities in the designated currency or currency unit against surrender of such registered securities at the principal corporate trust office of the trustee in the Borough of Manhattan, The City of New York, we will pay any installment of interest on registered securities to the person in whose name the registered security is registered at the close of business on the regular record date for such interest, and we will pay any installment of interest, at our option, (1) at the principal corporate trust office of the trustee in the Borough of Manhattan, The City of New York or (2) by a check in the designated currency or currency unit mailed to each holder of a registered security at such holder’s registered address.

We will name in the prospectus supplement the paying agents, if any, outside the United States initially appointed by us for a series of debt securities. We may terminate the appointment of any of the paying agents from time to time, except that we will maintain at least one paying agent in the Borough of Manhattan, The City of New York, for payments with respect to registered securities. We will also maintain at least one paying agent in a city in Europe so long as any bearer securities are outstanding where bearer securities may be presented for payment and may be surrendered for exchange. However, so long as any series of debt securities is listed on any stock exchange located outside the United States and such stock exchange shall so require, we will maintain a paying agent in any required city located outside the United States, for those series of debt securities.
All moneys we pay to the trustee or a paying agent for the payment of principal of or premium, if any, or interest on any debt security that remain unclaimed at the end of two years after such principal, premium or interest shall have become due and payable will be repaid to us and the holder of such debt security entitled to receive such payment will thereafter look only to us for payment thereof.
Concerning the Trustee
Deutsche Bank Trust Company Americas is the current trustee under the indenture. The trustee shall, prior to the occurrence of any event of default with respect to the debt securities of any series and after the curing or waiving of all events of default with respect to such series which have occurred, perform only such duties as are specifically set forth in such indenture. During the existence of any event of default with respect to the debt securities of any series, the trustee shall exercise such of the rights and powers vested in it under the indenture with respect to such series and use the same degree of care and skill in their exercise as a prudent person would exercise or use under the circumstances in the conduct of his or her own affairs.
The trustee may acquire and hold debt securities and, subject to certain conditions, otherwise deal with us as if it were not trustee under the indenture.
The trustee and its affiliates have in the past provided, and may from time to time in the future provide, trustee, commercial banking, investment banking and other services to us in the ordinary course of their respective businesses for which they have received, and will receive, customary compensation.
Modification of the Indenture
The indenture contains provisions permitting us and the trustee, without the consent of the holders of the debt securities, to establish, among other things, the form and terms of any series of debt securities issuable under the indenture by one or more supplemental indentures, to add covenants and to provide for security for the debt securities.
With the consent of the holders of not less than a majority of the aggregate principal amount of the debt securities of any series at the time outstanding, we and the trustee may execute supplemental indentures adding any provisions to or changing in any manner or eliminating any of the provisions of the indenture or of any supplemental indenture with respect to the debt securities of such series or modifying in any manner the rights of the holders of the debt securities of such series. However, without the consent of the holders of each debt security so affected, we and the trustee may not (1) extend the fixed maturity, or the earlier optional date of maturity, if any, of any debt security of such series, (2) reduce the principal amount of any debt security of such series, (3) reduce the premium of any debt security of such series, if any, (4) reduce the rate or extend the time of payment of interest, if any, of any debt security of such series, or (5) make the principal thereof or premium, if any, or interest, if any, of any debt security of such series payable in any currency other than as provided therein or pursuant to the indenture. Also, without the consent of the holders of all debt securities of such series outstanding thereunder, we and the trustee may not reduce the percentage of debt securities of such series, the holders of which are required to consent to any such supplemental indenture.
Certain Covenants of Debt Securities
The indenture contains, among other things, the following covenants:
Limitation on Liens. We will not, and will not permit any of our subsidiaries to, create, assume or suffer to exist any lien on restricted property to secure any of our debt, any debt of any of our subsidiaries or any debt of any other person unless we also secure the debt securities of any series having the benefit of this covenant by a lien equally and ratably with such other debt for so long as such other debt shall be so secured. The indenture contains the following exceptions to the foregoing prohibition:
(i) liens existing on property owned or leased by a corporation existing when such corporation becomes a subsidiary;
(ii) liens existing on the date of issuance of the first debt security of the particular series;
(iii) liens existing on property when the property was acquired by us or any of our subsidiaries;
(iv) liens to secure debt incurred prior to, at the time of or within 12 months after the acquisition of restricted property or the completion of the construction, alteration, repair or improvement of restricted property, as the case may be, for the purpose of financing all or a part of the purchase price or cost thereof and liens to the extent they secure debt in excess of such purchase price or cost and for the payment of which recourse may be had only against such restricted property;
(v) certain liens in favor of governmental entities that are required by the provisions of any contract or statute, or any liens securing industrial development, pollution control or similar revenue bonds;
(vi) any lien securing debt of a subsidiary owing to us or to another subsidiary;
(vii) any extension, renewal or replacement (or successive extensions, renewals or replacements) in whole or in part of any lien referred to in clauses (i) through (vi) above, inclusive, so long as (1) the principal amount of the debt secured thereby does not exceed the principal amount of debt so secured at the time of the extension, renewal or replacement (except that, where an additional principal amount of debt is incurred to provide funds for the completion of a specific project, the additional principal amount, and any related financing costs, may be secured by the lien as well) and (2) the lien is limited to the same property subject to the lien so extended, renewed or replaced (and improvements on the property); and
(viii) any lien that would not otherwise be permitted by clauses (i) through (vii) above, inclusive, securing debt which, together with:
the aggregate outstanding principal amount of all other debt of ours and our subsidiaries owning restricted property which would otherwise be subject to the foregoing restrictions, and the aggregate value of existing sale and leaseback transactions which would be subject to the foregoing restrictions absent this clause (viii), does not exceed 15% of our consolidated net tangible assets.
Limitation on Sale and Leaseback Transactions. We will not, and will not permit any of our subsidiaries owning restricted property to, enter into any sale and leaseback transaction unless:
(1) our company or such subsidiary could incur debt, in a principal amount at least equal to the value of such sale and leaseback transaction, secured by a lien on the property to be leased (without equally and ratably securing the outstanding debt securities) because such lien would be of a character that no violation of the covenant described under “- Limitations on Liens “ above would result; or
(2) we apply, during the six months following the effective date of the sale and leaseback transaction, an amount equal to the value of the sale and leaseback transaction to the voluntary retirement of funded debt (whether by redemption, defeasance, repurchase, or otherwise) or to the acquisition of restricted property.
Definitions of Certain Terms
The following are the meanings of terms that are important in understanding the covenants previously described:
“consolidated net tangible assets” means the total assets (less applicable reserves and other properly deductible items) less current liabilities (excluding the amount of those which are by their terms extendable or renewable at the option of the obligor to a date more than 12 months after the date as of which the amount is being determined) and all goodwill, tradenames, trademarks, patents, unamortized debt discount and expense and other like intangible assets, all as set forth on our most recent consolidated balance sheet determined in accordance with generally accepted accounting principles.

“funded debt” means our indebtedness or the indebtedness of a subsidiary owning restricted property maturing by its terms more than one year after its creation and indebtedness classified as long-term debt under generally accepted accounting principles and in each case ranking at least pari passu with the debt securities.
“original issue discount security” means any debt security which provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration of maturity thereof pursuant to the indenture.
“restricted property” means

◦
any manufacturing facility (or portion thereof) owned or leased by us or any of our subsidiaries and located within the continental United States which, in the opinion of our board of directors (or a committee thereof), is of material importance to our business and the business of our subsidiaries taken as a whole, but no such manufacturing facility (or portion thereof) shall be deemed of material importance if its gross book value, before deducting accumulated depreciation, is less than 2% of our consolidated net tangible assets; or

◦	any shares of capital stock or indebtedness of any subsidiary owning any such manufacturing facility.
“sale and leaseback transaction” means any arrangement with any person providing for the leasing by us or any subsidiary of any restricted property which has been or is to be sold or transferred by us or such subsidiary to such person, excluding (1) temporary leases for a term, including renewals at the option of the lessee, of not more than three years, (2) leases between us and a subsidiary or between subsidiaries, (3) leases of a restricted property executed by the time of, or within 12 months after the latest of, the acquisition, the completion of construction or improvement, or the commencement of commercial operation of the restricted property, and (4) arrangements pursuant to any provision of law with an effect similar to the former Section 163(f)(3) of the Internal Revenue Code of 1954, as amended.
“subsidiary” means any corporation more than 50% of the voting stock of which shall at the time be owned by us or by one or more subsidiaries or by us and one or more subsidiaries, but shall not include any corporation of which we and/or one or more subsidiaries owns directly or indirectly, less than 50% of the outstanding stock of all classes having ordinary voting power for the election of directors but more than 50% of the outstanding shares of stock of a class having by its terms ordinary voting power as a class to elect a majority of the board of directors of such corporation.
“value” means, with respect to a sale and leaseback transaction, an amount equal to the net present value of the lease payments with respect to the term of the lease remaining on the date as of which the amount is being determined, without regard to any renewal or extension options contained in the lease, discounted at the weighted average interest rate on the debt securities of all series (including the yield to maturity on any original issue discount securities) which are outstanding on the effective date of such sale and leaseback transaction.
Because the covenants described above cover only manufacturing facilities in the continental United States, our manufacturing facilities in Puerto Rico and elsewhere in the world are excluded from the operation of the covenants described above.
There are no other restrictive covenants contained in the indenture. The indenture does not contain any provision which restricts us from incurring, assuming or becoming liable with respect to any indebtedness or other obligations, whether secured or unsecured, or from paying dividends or making other distributions on our capital stock or purchasing or redeeming our capital stock. The indenture does not contain any financial ratios, or specified levels of net worth or liquidity to which we must adhere. In addition, the indenture does not contain any provision which would require that we repurchase or redeem or otherwise modify the terms of any of our debt securities upon a change in control or other events involving us which may adversely affect the creditworthiness of the debt securities.
Events of Default
The indenture provides that, with respect to any series of debt securities, an event of default consists of:
failure to pay interest when due on any debt securities of such series, continued for 30 days;
failure to pay principal or premium, if any, when due (whether at maturity, upon redemption, by declaration or otherwise) on any debt securities of such series;
failure to observe or perform the covenant in the indenture described below under “Merger or Consolidation” after written notice from the trustee or holders of 25% or more in aggregate principal amount of debt securities of such series outstanding thereunder;
failure to observe or perform any of our covenants in the indenture or the debt securities of such series (other than a covenant included in the indenture or the debt securities solely for the benefit of a series of debt securities other than such series), continued for 60 days (except in the case of a violation of the covenant described below under “Merger or Consolidation”) after written notice from the trustee or the holders of 25% or more in aggregate principal amount, of debt securities of such series outstanding thereunder;

certain events of our bankruptcy, insolvency or reorganization; and
any other event of default as may be specified for such series.
The indenture provides that if an event of default with respect to any series of debt securities at the time outstanding occurs and is continuing, either the trustee or the holders of 25% or more in aggregate principal amount (or, if the debt securities of that series are original issue discount securities, such portion of the principal amount as may be specified in the terms of that series) of debt securities of such series outstanding may declare the principal amount of all debt securities of such series to be due and payable immediately. At any time after a declaration of acceleration with respect to the debt securities of any series has been made and before there has been a sale of property under a judgment or decree for the payment of moneys due, the holders of a majority in aggregate principal amount of the debt securities of such series outstanding may waive the default and rescind the declaration and its consequences if:

1.	we have paid or deposited with the trustee a sum sufficient to pay:

a.	all matured installments of interest upon all the debt securities of such series;

b.	the principal of and premium, if any, on any and all debt securities of such series which have become due other than by declaration;

c.
interest on overdue installments of interest, to the extent legally enforceable under applicable law, and on such principal of and premium, if any, on each debt security of such series at the rate borne by such debt security to the date of such payment or deposit or yield to maturity (in the case of an original issue discount security); and

d.	the expenses of the trustee, and reasonable compensation to the trustee, agents, attorneys and counsel; and

2.	any and all defaults under the indenture, other than the nonpayment of principal on the debt securities of such series which may have become due by declaration, have been remedied.
The indenture provides that the holders of a majority in aggregate principal amount of the debt securities of any series outstanding under the indenture may, subject to certain exceptions, direct the trustee as to the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any power or trust conferred upon the trustee. The holders of a majority in aggregate principal amount of the debt securities of any series outstanding may on behalf of all holders of debt securities of such series waive any past default and its consequences with respect to debt securities of such series, except a default in the payment of the principal of, premium, if any, or interest, if any, on any of the debt securities of such series.
Holders of any debt securities of any series may not institute any proceeding to enforce the indenture or any remedy thereunder unless the trustee shall have failed to act for 60 days after a request and offer of reasonable indemnity by the holders of 25% or more in aggregate principal amount of the debt securities of such series outstanding. However, the right of any holder of any security of any series to enforce payment of the principal of or premium, if any, or interest, if any, on his debt securities when due shall not be impaired without the consent of such holder.
The trustee is required to give the holders of any debt security of any series notice of default with respect to such series known to it within 90 days after the happening of the default, unless cured before the giving of such notice. However, except for defaults in payments of the principal of or premium, if any, or interest, if any, on the debt securities of such series, the trustee may withhold notice if and so long as it determines in good faith that the withholding of such notice is in the interests of the holders of the debt securities of such series.
We are required to deliver to the trustee each year an officers’ certificate stating whether such officers have obtained knowledge of any default by our company in the performance of all covenants and, if so, specifying the nature of such default.
Merger or Consolidation
The indenture provides that without the consent of the holders of any of the outstanding debt securities under the indenture, we may consolidate with or merge into, or transfer or lease substantially all of our assets to, any domestic corporation, association, company or business trust (as used in this subsection, a “corporation”), provided:

the successor corporation assumes all of our payment obligations under the debt securities and the performance of all of our other covenants under the indenture; and

certain other conditions described in the indenture are met.
Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. As a result of this uncertainty:

i.
there could be a disagreement between us and the holders of debt securities over whether, as a condition to a transfer or lease of our assets, the successor entity is required to assume our obligations under the indenture and, consequently, whether a failure to assume such obligations would result in an event of default under the indenture;

ii.
in the event that the holders of debt securities attempt to declare an event of default and exercise their acceleration rights under the indenture in such circumstances and we contest such action, there can be no assurance as to how a court interpreting applicable law would interpret the phrase “substantially all”; and

iii.	it may be difficult for holders to debt securities to declare an event of default and exercise their acceleration rights.
Discharge, Legal Defeasance and Covenant Defeasance
We may discharge certain obligations to holders of any series of debt securities that have not already been delivered to the trustee for cancellation and that either have become due and payable or will become due and payable within one year (or are to be called for redemption within one year under arrangements satisfactory to the trustee for the giving of notice) by irrevocably depositing with the trustee, in trust, funds in the currency or currencies in which those debt securities are payable in an amount sufficient to pay the entire indebtedness on those debt securities in respect of principal, premium, if any, and interest to the date of that deposit (if those debt securities have become due and payable) or to the maturity date, as the case may be.
At our option, we may be discharged, subject to certain terms and conditions, from any and all obligations in respect of the debt securities of any series (except for certain obligations to register the transfer and exchange of debt securities, replace stolen, lost or mutilated debt securities and coupons, maintain paying agencies and hold moneys for payment in trust) or need not comply with certain restrictive covenants of the indenture if:
(1) we have deposited with the trustee, in trust, money, and in the case of debt securities and coupons denominated in U.S. dollars, U.S. government obligations or, in the case of debt securities and coupons denominated in a foreign currency, foreign currency government securities, which through the payment of interest thereon and principal thereof in accordance with their terms will provide money or a combination of money, and either U.S. government securities or foreign currency government securities, as the case may be, in an amount sufficient to pay in the currency in which the debt securities are payable all the principal of and premium, if any, and interest on the debt securities on the date such payments are due in accordance with the debt securities;
(2) (i) no event of default or event which with notice or lapse of time would become an event of default shall have occurred and be continuing on the date of such deposit, (ii) no event of default relating to our bankruptcy, insolvency or reorganization, or event which with notice or lapse of time or both would become such an event of default, shall have occurred within 90 days after the date of such deposit, and (iii) such deposit and discharge will not result in any default or event of default under any material indenture, agreement or other instrument binding upon us or any of our properties;
(3) we have delivered to the trustee an opinion of counsel to the effect that such deposit and discharge will not cause the holders of the debt securities of such series to recognize income, gain or loss for federal income tax purposes and that such holders will be subject to federal income tax in the same amounts, manner and time had such deposit and discharge not occurred; and
(4) we have delivered to the trustee an officer’s certificate and an opinion from our counsel stating that we have complied with all conditions precedent set forth in the indenture or the applicable supplemental indenture relating to the satisfaction and discharge of the indebtedness of the series of debt securities.
Governing Law
The indenture and the debt securities for all purposes will be governed by and construed in accordance with the laws of the State of New York.
DESCRIPTION OF WARRANTS
General
We may issue debt warrants for the purchase of debt securities or stock warrants for the purchase of preferred stock or common stock.
The warrants will be issued under warrant agreements to be entered into between us and a bank or trust company, as warrant agent, all to be set forth in the applicable prospectus supplement relating to any or all warrants in respect of which this prospectus is being delivered. Copies of the form of agreement for each warrant, including the forms of certificates representing the warrants reflecting the provisions to be included in such agreements that will be entered into with respect to the particular offerings of each type of warrant, will be filed as exhibits to the registration statement of which this prospectus forms a part.
The following description sets forth certain general terms and provisions of the warrants to which any prospectus supplement may relate. The particular terms of the warrants to which any prospectus supplement may relate and the extent, if any, to which such general provisions may apply to the warrants so offered will be described in the applicable prospectus supplement. The following summary of certain provisions of the warrants, warrant agreements and warrant certificates does not purport to be complete and is subject to, and is qualified in its entirety by express reference to, all the provisions of the warrant agreements and warrant certificates, including the definitions therein of certain terms.

Debt Warrants
General. Reference is made to the applicable prospectus supplement for the terms of debt warrants in respect of which this prospectus is being delivered, the debt securities warrant agreement relating to such debt warrants and the debt warrant certificates representing such debt warrants, including the following:
the designation, aggregate principal amount and terms of the debt securities purchasable upon exercise of such debt warrants and the procedures and conditions relating to the exercise of such debt warrants;
the designation and terms of any related debt securities with which such debt warrants are issued and the number of such debt warrants issued with each such debt security;
the date, if any, on and after which such debt warrants and any related debt securities will be separately transferable;
the principal amount of debt securities purchasable upon exercise of each debt warrant and the price at which such principal amount of debt securities may be purchased upon such exercise;
the offering price of such debt warrants, if any;
the initial price at which such debt securities may be purchased upon exercise of debt warrants and any provision with respect to the adjustment thereof;
the denominations of such debt warrants;
the date on which the right to exercise such debt warrants shall commence and the date on which such right shall expire;
a discussion of the material U.S. federal income tax considerations applicable to the ownership or exercise of debt warrants;
whether the debt warrants represented by the debt warrant certificates will be issued in registered or bearer form, and, if registered, where they may be transferred and registered;
redemption provisions of such debt warrants, if any; and
any other terms of the debt warrants.
The debt warrant certificates will be exchangeable for new debt warrant certificates of different denominations and debt warrants may be exercised at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement. Prior to the exercise of their debt warrants, holders of debt warrants will not have any of the rights of holders of the debt securities purchasable upon such exercise and will not be entitled to any payments of principal and premium, if any, and interest, if any, on the debt securities purchasable upon such exercise.
Exercise of Debt Warrants. Each debt warrant will entitle the holder to purchase for cash such principal amount of debt securities at such exercise price as shall in each case be set forth in, or be determinable as set forth in, the applicable prospectus supplement relating to the debt warrants offered thereby. Unless otherwise specified in the applicable prospectus supplement, debt warrants may be exercised at any time up to 5:00 p.m., New York City time, on the expiration date set forth in the applicable prospectus supplement. After 5:00 p.m., New York City time, on the expiration date, unexercised debt warrants will become void.
Debt warrants may be exercised as set forth in the applicable prospectus supplement relating to the debt warrants. Upon receipt of payment and the debt warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement, we will, as soon as practicable, forward the debt securities purchasable upon such exercise. If less than all of the debt warrants represented by such debt warrant certificate are exercised, a new debt warrant certificate will be issued for the remaining amount of debt warrants.
Stock Warrants
General. Reference is made to the applicable prospectus supplement for the terms of stock warrants in respect of which this prospectus is being delivered, the stock warrant agreement relating to such stock warrants and the stock warrant certificates representing such stock warrants, including the following:
the type and number of shares of preferred stock or common stock purchasable upon exercise of such stock warrants and the procedures and conditions relating to the exercise of such stock warrants;
the date, if any, on and after which such stock warrants and related preferred stock or common stock will be separately tradeable;
the offering price of such stock warrants, if any;
the initial price at which such shares may be purchased upon exercise of stock warrants and any provision with respect to the adjustment thereof;
the denominations of such stock warrants;
the date on which the right to exercise such stock warrants shall commence and the date on which such right shall expire;

a discussion of the material U.S. federal income tax considerations applicable to the ownership or exercise of stock warrants;
redemption provisions of such stock warrants, if any;
any other terms of the stock warrants;
anti-dilution provisions of the stock warrants, if any; and
other information relating to any capital stock purchasable upon exercise of such stock warrants.
The stock warrant certificates will be exchangeable for new stock warrant certificates of different denominations and stock warrants may be exercised at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement. Prior to the exercise of their stock warrants, holders of stock warrants will not have any of the rights of holders of shares of capital stock purchasable upon such exercise and will not be entitled to any dividend or other distribution payments on such capital stock purchasable upon such exercise.
Exercise of Stock Warrants. Each stock warrant will entitle the holder to purchase for cash such number of shares of preferred stock or common stock, as the case may be, at such exercise price as shall in each case be set forth in, or be determinable as set forth in, the applicable prospectus supplement relating to the stock warrants offered thereby. Unless otherwise specified in the applicable prospectus supplement, stock warrants may be exercised at any time up to 5:00 p.m., New York City time, on the expiration date set forth in the applicable prospectus supplement. After 5:00 p.m., New York City time, on the expiration date, unexercised stock warrants will become void.
Stock warrants may be exercised as set forth in the applicable prospectus supplement relating thereto. Upon receipt of payment and the stock warrant certificates properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement, we will, as soon as practicable, forward a certificate representing the number of shares of capital stock purchasable upon such exercise. If less than all of the stock warrants represented by such stock warrant certificate are exercised, a new stock warrant certificate will be issued for the remaining amount of stock warrants.
DESCRIPTION OF STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS
We may issue stock purchase contracts, representing contracts obligating holders to purchase from us, and requiring us to sell to the holders, a specified number of shares of common stock at a future date or dates. The price per share of common stock may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specific formula set forth in the stock purchase contracts. The stock purchase contracts may be issued separately or as a part of units, or stock purchase units, consisting of a stock purchase contract and either (x) senior debt securities, senior subordinated debt securities, subordinated debt securities or junior subordinated debt securities, or (y) debt obligations of third parties, including U.S. Treasury securities, in each case, securing the holder’s obligations to purchase the common stock under the stock purchase contracts. The stock purchase contracts may require us to make periodic payments to the holders of the stock purchase contracts or vice versa, and such payments may be unsecured or prefunded on some basis. The stock purchase contracts may require holders to secure their obligations thereunder in a specified manner and in certain circumstances we may deliver newly issued prepaid stock purchase contracts, or prepaid securities, upon release to a holder of any collateral securing such holder’s obligations under the original stock purchase contract.
The applicable prospectus supplement will describe the terms of any stock purchase contracts or stock purchase units and, if applicable, prepaid securities. The description in the prospectus supplement will not purport to be complete and will be qualified in its entirety by reference to the stock purchase contracts, the collateral arrangements and depositary arrangements, if applicable, relating to such stock purchase contracts or stock purchase units and, if applicable, the prepaid securities and the document pursuant to which such prepaid securities will be issued.
PLAN OF DISTRIBUTION
We may sell the offered securities in four ways: (1) to or through underwriters; (2) to or through dealers; (3) through agents; and (4) directly or through our subsidiaries to purchasers. If we sell the offered securities directly or through our subsidiaries to purchasers, we will only do so if our employees and other associated persons acting on our behalf in connection with the sale of the offered securities are not deemed to be “brokers” under the Exchange Act or otherwise qualify for the exemption under Rule 3a4-1 of the Exchange Act or any similar rule or regulation as the SEC may adopt and which shall be in effect at the time.
We may distribute the offered securities from time to time in one or more transactions at (1) a fixed price or prices, which may be changed, (2) at market prices prevailing at the time of sale, (3) at prices related to such market prices, or (4) at negotiated prices.
If underwriters are used in the offering of the offered securities, the names of the managing underwriter or underwriters and any other underwriters and certain terms of the offering, including compensation of the underwriters and dealers, if any, will be set forth in the applicable prospectus supplement. Only underwriters named in the applicable prospectus supplement will be deemed to be underwriters in connection with the offered securities described in that prospectus supplement. Firms not so named will have no direct or indirect participation in the underwriting of such securities, although such a firm may participate in the distribution of those securities under circumstances entitling that firm to a dealer’s commission. It is anticipated that any underwriting agreement pertaining to any offered securities will (i) entitle the underwriters to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution for payments which the underwriters may be required to make in respect thereof, (ii) provide that the obligations of the underwriters will be subject to certain conditions precedent, and (iii) provide that the underwriters generally will be obligated to purchase all of the offered securities if any are purchased.
We also may sell the offered securities to a dealer as principal. If we sell the offered securities to a dealer as a principal, then the dealer may resell those securities to the public at varying prices to be determined by such dealer at the time of resale. The name of the dealer and the terms of the transactions will be set forth in the applicable prospectus supplement.
The offered securities also may be offered through agents we may designate from time to time. The applicable prospectus supplement will contain the name of any such agent and the terms of its agency. Unless otherwise indicated in the prospectus supplement, any such agent will act on a best efforts basis for the period of its appointment.
As one of the means of direct issuance of the offered securities, we may utilize the services of any available electronic auction system to conduct an electronic “dutch auction” of the offered securities among potential purchasers who are eligible to participate in the auction of such securities, if so described in the prospectus supplement.
Dealers and agents named in a prospectus supplement may be deemed to be underwriters (within the meaning of the Securities Act) of the securities described in the prospectus supplement and, under agreements which may be entered into with us, may be entitled to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution for payments which they may be required to make in respect of those liabilities.
Underwriters, dealers and agents may engage in transactions with us, or perform services for us in the ordinary course of business.
Offers to purchase the offered securities may be solicited directly by us or through our subsidiaries and sales thereof may be made by us directly to institutional investors or others. The terms of any such sales will be described in the applicable prospectus supplement.
LEGAL MATTERS
The legality of the securities will be passed upon for us by Covington & Burling LLP, Washington, D.C. and Faegre Baker Daniels LLP, Indianapolis, Indiana, and for any underwriters, dealers or agents by counsel as may be specified in the applicable prospectus supplement.
EXPERTS
Ernst & Young LLP, an independent registered public accounting firm, has audited our consolidated financial statements, included in our Annual Report on Form 10-K for the year ended December 31, 2012, and the effectiveness of our internal control over financial reporting as of December 31, 2012, as set forth in their reports, which are incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements audited by Ernst & Young LLP are incorporated by reference in reliance upon their reports, given on their authority as experts in accounting and auditing.